EXHIBIT 10.27

Master Contribution and Sale Agreement

Today the fourteenth day of July 2010

-14.07.2010 -

appeared before me, the undersigned

Prof. Dr. Dieter Mayer

Notary Public

with office in Pacellistraße 14, D-80333 Mϋnchen, Germany,

1.      Mr.Mark Alan Stach, born on 16.12.1961,
with business address at 50E. River Center Blvd. Covington, KY 41012-0391, U.S.A. acting not in his own behalf but with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the notary public, for

a.
Ashland Inc.
seated in Covington, KY 41012-0391, U.S.A.,
business address: 50E. River Center Blvd. Covington,
KY 41012-0391, U.S.A.,

b.
Ashland Internaetional Holdings Inc.
seated in Sitz in Covington, KY 41012-0391, U.S.A.,
business address: 50E. River Center Blvd. Covington, KY 41012-0391, U.S.A.,

2.   Mr. Dr. Ulrich Mϋller, born on 10.06.1963,
with business address at Lenbachplatz 6, 80333 Munich, acting not in his own behalf but with the provisio of subsequent approval
(vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the notary public, for

Sud-Chemie Aktiengesellschaft,
seated in Mϋnchen,
business address: Lenbachplatz 6, 80333 Munich,
(Commercial Register Munich, HRB 1019)

3.         Mr. Thiemo Heinzen, born on 16.10.1965,
with business address at Lenbachpiatz 6, 80333 Munich, acting not in his own behalf but with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the notary public, for

Ashland-Sudchemie-Kernfest GmbH,
seated in Hilden,
business address: Reisholzstraße 16-18, 40721 Hilden,
(Commercial Register Dϋsseldorf, HRB 44968)

4.         Mr. Markus Born, born on 07.05.1970,
with business address at Lenbachpiatz 6, 80333 Munich, acting not in his own behalf but with the provisio of subsequent approval (vorbehaltlich Genehmigung), whereby the approval is seen as communicated and legally effective as of receipt by the notary public, for

Tecpro Holding Corporation Inc.,
seated in DE 19801 Wilmington, U.S.A.,
business address: Corporation Trust Centre, 1209 Orange Street,
DE 19803 Wilmington, U.S.A.

The persons appearing identified themselves through presentation of their photo identity papers.

The persons appearing requested this Deed to be recorded in the English language. The officiating Notary Public, who has sufficient command of the English language, ascertained that the persons appearing also have sufficient command of the English language. After having been instructed by the officiating

Notary Public, the persons appearing waived the right to obtain the assistance of a sworn interpreter and the right to obtain a certified translation of this Deed.

The officiating Notary Public pointed out that, before the recording, he was required to ask each of those persons appearing whether he or any of his partners had already been or was presently active, outside of an official capacity, in the following recorded matter. Those appearing declared that this was not the case.

The persons appearing requested notarization of the following:

On July 13th and 14th, 2010 in order to facilitate the notarization of this Agreement all appendixes referring to the following have been notarized separately by the officiating notary public Prof. Dr. Dieter Mayer in Munich, Role of Deeds No. M 1539/2010 (the "Reference Deed"). Reference is made to the Reference Deed according to section 13 a BeurkG. The Parties declare that the Reference Deed - the original of which was available during the notarization - is well known to them. They waive their right to nave the Reference Deed being read aloud by the officiating notary public as well as their right to have the Reference Deed being attached to this deed.

The Parties hereby approve (genehmigen) the Reference Deed and explicitly enter the agreements that are part of the Reference Deed as defined below.

MASTER CONTRIBUTION AND SALE AGREEMENT

by and among

ASHLAND INC.

and

Ashland International Holdings, Inc.

and

Süd-Chemie Aktiengesellschaft

and

Tecpro Holding Corporation Inc.

and

Ashland-Südchemie-Kernfest GmbH

TABLE OF CONTENTS

II

II

III

LIST OF EXHIBITS
Page

Exhibit 1.1-1(a)	SC Domain Names	13
Exhibit 1.1-1(b)	Ashland Domain Names	13
Exhibit 1.1-2(a)	SC Patents	18
Exhibit 1.1-2(b)	Ashland Patents	18
Exhibit 1.1-3	Permitted Encumbrance	19
Exhibit 1.1-4(a)	SC Trademarks	21
Exhibit 1.1-4(b)	Ashland Trademarks	21
Exhibit 1.1-5(a)	SC Utility Models	22
Exhibit 1.1-5(b)	Ashland Utility Models	22
Exhibit 3.2(a)(i)	Transferred Real Estate	29
Exhibit 3.2(a)(iv)	Documents of Assignment for Transferred IP Rights	30
Exhibit 3.4	Form License Agreement (Use of Licensed IP)	32
Exhibit 3.6(c)(iv)	List of Specifically Excluded Agreements	33
Exhibit 4.2(a)	Non-Current Asset Listing of Ashland Canada Business	35
Exhibit 4.2(b)	Non-Current Asset Listing of Ashland China Business	35
Exhibit 4.2(c)	Non-Current Asset Listing of Ashland India Business	35
Exhibit 4.2(d)	Non-Current Asset Listing of Ashland Italy Business	35
Exhibit 4.2(e)	Non-Current Asset Listing of Ashland Mexico Business	35
Exhibit 4.2(f)	Non-Current Asset Listing of Ashland Pacific Business	35
Exhibit 4.2(g)	Non-Current Asset Listing of Ashland UK Business	35
Exhibit 4.2(h)	Non-Current Asset Listing of Ashland US Business	35
Exhibit 4.2(i)	Listing of Rep. Office Ashland Russia Business	36
Exhibit 4.3	Non-Current Asset Listing of SC China Business	36
Exhibit 5.1-1	Form of Asset Contribution or Sale Agreement	38
Exhibit 5.1-2	Form of Share Contribution or Sale Agreement	38
Exhibit 5.5(b)	Form of Back License Agreement	39
Exhibit 5.9(a)-1	Business Employees as of Signing Date	42
Exhibit 5.9(a)-2	Employees Eligible for Ashland Plan	43
Exhibit 5.9(a)-3	Ashland's Severance Policy	43
Exhibit 8.2(a)	Known Contamination	70

IV

LIST OF SCHEDULES

Index of Defined Terms

V

Accounting Documentation	22
Affiliate	2
Agreement	1
AIHI	1
ALIP	16
AMSC	17
AMSC Shares	17
AMSC Shares Purchase Obligation	27
Ancillary Agreements	2
ASAV	1
ASAV Ashland Shares	13
ASAV SC Shares	17
AS-Group	2
Ashland	1
Ashland Business	2
Ashland Canada	15
Ashland Canada Business	15
Ashland Carve-Out Business	16
Ashland China	15
Ashland China Business	15
Ashland China Holding	15
Ashland China Holding Business	15
Ashland Iberia	14
Ashland Iberia Shares	14
Ashland India	15
Ashland India Business	15
Ashland Italy	15
Ashland Italy Business	15
Ashland Japan	13
Ashland Japan Shares	13
Ashland Korea	14
Ashland Korea Shares	14
Ashland Mexico	15
Ashland Mexico Business	15
Ashland Non-Current Asset Listings	25
Ashland Operating China Business	15
Ashland Pacific	15
Ashland Pacific Business	16
Ashland Portugal	14
Ashland Portugal Shares	14
Ashland Resinas	13
Ashland Resinas Shares	13
Ashland Tax Contest Control Notice	69
Ashland Transferred Business Assets	13
Ashland Transferred Companies	14

VI

Ashland Transferred Shares	14
Ashland UK	16
Ashland UK Business	16
Ashland US Business	16
Ashland Warranties	36
ASK	1
Asset Transferee	18
Asset Transferees	18
Asset Transferor	18
Asset Transferors	18
Assumed Agreements	23
Assumed Liabilities	2
Basket Amount	60
Breach	59
Business	6
Business Day	3
Business Employees	33
Cap	60
Carve-Out Employees	24
Carve-Out Business	3
Carve-Out Statements	40
Cash Pool Participants	80
Cash Pool Termination Date	80
Claimant	62
Cleanup	3
Closing	3
Closing Date	3
Code	3
Collective Agreements	54
Commercial and Technical Records	20
Copyrights	3
Data Room	3
De Minimis Amount	60
Displaced Employee	35
Domain Names	3
Employee Eligible for Ashland Plan	33
Employee Notification	34
Encumbrance	4
Environmental Claim	4
Environmental Laws	4
Environmental Loss	4
ERISA	4
ERISA Affiliate	5
Excluded Agreements	23
Excluded Assets	21
Excluded Further Business Items	24

VII

Excluded Liabilities	5
Further Business Items	24
GAAP	5
Global Business Plan	6
Governmental Entity	6
Group	6
Group Companies	6
Group-Owned Intellectual Property Rights	30
HITECH	17
HITECH Shares	17
IFRS	6
Individual Financial Statements	41
Insurance Policies	51
Kemen Manguitos	14
Kemen Manguitos Shares	14
Key Employee Contracts	54
Key Employees	54
Know-how	6
Knowledge of Ashland, SC or a Transferor	6
Law	6
Leases	46
Liabilities	6
License Agreements	7
Licensed Copyrights	7
Licensed Information Technology	7
Licensed Intellectual Property Rights	7
Licensed Know-how	7
Licensed Patents	7
Licensed Personal Rights	7
Licensed Trademarks	8
Licensed Utility Models	8
Local Closing Date	8
Local Contribution or Sale Agreements	28
Loss	8
Losses	8
Management Accounts	40
Master Formation Agreement	8
Material Agreements	48
Material Change	43
Material Employees	53
Material Personnel Contracts	53
Materials of Environmental Concern	8
Neutral Environmental Expert	63
New Agreement	33
New Ashland Plan	33
Non-Current Asset Listings	27

VIII

Ordinary Disposed Fixed Assets	27
Parties	1
Party	1
Patents	8
Payment Date	81
Permits	8
Permitted Encumbrance	9
Person	9
Personal Rights	9
Plan	9
Pre-Closing Periods	10
Public Subsidies	53
Real Estate Lease Agreement	46
Real Property	10
Remedial Measures	62
Remediation Standard	10
Rep. Office Ashland Russia Business	16
Responding Party	62
SC	1
SC Business	10
SC Carve-Out Business	18
SC Cash Pool	80
SC Cash Pool Agreement	80
SC CHI	18
SC China Business	18
SC Non-Current Asset Listings	26
SC Tax Contest Control Notice	69
SC Transferred Business Assets	16
SC Transferred Companies	18
SC Transferred Shares	18
SC Warranties	36
SCF	10
Separation	33
Share Transferee	18
Share Transferees	18
Share Transferor	18
Share Transferors	18
Shareholders' Agreement	10
Signing Date	10
SKW	17
SKW Profit and Loss Transfer Agreement	79
SKW Shares	17
Straddle Period	10
Tax Authority or Tax Authorities	11
Tax Claim Notice	68
Tax Contest	68

IX

Tax or Taxes	10
Tax Payables	66
Tax Refund	67
Tax Return or Tax Returns	11
Tax Sharing Agreement	11
TECPRO	18
Tecpro Holding	1
TECPRO Shares	18
Third-Party Claim	75
Trademarks	11
Transferee	19
Transferees	19
Transferor	18
Transferor Parts	32
Transferors	18
Transferred Assets	19
Transferred Business	11
Transferred Business Assets	19
Transferred Companies	18
Transferred Employee	34
Transferred Information Technology	12
Transferred Intellectual Property Rights	12
Transferred Liabilities	12
Transferred Plans	54
Transferred Real Property	45
Transferred Shares	18
US Carve-Out Employee	33
US Limited Partnership	2
WD	17
WD Profit and Loss Transfer Agreement	78
WD Shares	17

X

MASTER CONTRIBUTION AND SALE AGREEMENT

This MASTER CONTRIBUTION AND SALE AGREEMENT (this "Agreement") is made and entered into by and among

(i)           Ashland Inc., a publicly listed stock corporation organized and existing under the laws of the Commonwealth of Kentucky, USA, having its registered office at 50 East RiverCenter Boulevard, Covington, Kentucky 41012, USA ("Ashland"),

(ii)           Ashland International Holdings, Inc., a company organized and existing under the laws of the State of Delaware, U.S.A., having its registered office at 1209 Orange Street, Wilmington, DE 19801, USA("AIHI"),

(iii)           Süd-Chemie Aktiengesellschaft, a publicly listed stock corporation organized and existing under the laws of the Federal Republic of Germany, having its registered office at Lenbachplatz 6, 80333 Munich, Germany ("SC"),

(iv)           Tecpro Holding Corporation Inc., a company organized and existing under the laws of the Delaware, USA, having its registered office at c/o Corporation Trust Centre, 1209 Orange Street, Delaware 19801 Wilmington, USA ("Tecpro Holding"),and

(v)           Ashland-Südchemie-Kernfest GmbH, a limited liability company organized and existing under the laws of the Federal Republic of Germany, having its registered office at Reisholzstrasse 16 – 18, 40721 Hilden, Germany ("ASK").

Ashland, SC and ASK shall hereinafter collectively be referred to as the "Parties" or individually as a "Party."

W I T N E S S E T H

WHEREAS, Ashland and SC have joint interests in ASK and Ashland-Avébène S.A.S., a stock corporation incorporated and existing under the laws of France with registered office at 20, rue Croix du Vallot, 27600 Saint Pierre La Garenne, France ("ASAV") and ASK's and ASAV's respective businesses in customized chemical products for the foundry industry and of specialty resins, particularly for the paint and coatings industry under the roofs of ASK and ASAV, which are jointly controlled by Ashland and SC.

WHEREAS, Ashland and SC have entered into a certain Master Formation Agreement by which Ashland and SC undertake to further combine the Ashland Business and SC Business (as defined in Sections 3.1(a) and 3.1(b), respectively of the Master Formation

Agreement) at the level of ASK and a limited partnership to be founded in accordance of the provisions of the Master Formation Agreement ("US Limited Partnership").

NOW THEREFORE, in consideration of the mutual agreements contained herein, the Parties to this Agreement agree as follows:

ARTICLE I

DEFINITIONS

Definitions.  As used in this Agreement, the following capitalized terms have the meanings set forth below:

"Affiliate" means any Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the person specified, excluding the Group Companies and the members of the AS-Group, as the case may be.  For purposes of this definition, control of a person means the power, direct or indirect, to direct or cause the direction of the management and policies of such person whether through ownership of voting securities or ownership interests, by contract or otherwise, provided that the direct or indirect ownership of fifty per cent (50%) or more of the voting share capital of a person is deemed to constitute control of such person, and "controlling" and "controlled" have corresponding meanings.

"Ancillary Agreements" has the meaning given to it in Section 1 of the Master Formation Agreement.

"AS-Group" means ASK together with its subsidiaries and ASAV.

"Ashland Business" has the meaning given to it in Section 3.1(a) of the Master Formation Agreement.

"Assumed Liabilities" means:

(i) all Liabilities owed by the respective Asset Transferor to the extent reflected, accrued or expressly reserved in the Closing Date Net Asset Value Statement (as defined in Section 7.3 of the Master Formation Agreement) as such Closing Date Net Asset Value Statement is agreed upon or determined to be final in accordance with Section 7.4 of the Master Formation Agreement; and

(ii) any Liabilities of the respective Asset Transferor under the Assumed Agreements arising after the Closing Date, except for any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing Date, any covenant or obligation in any such Assumed Agreement or (B) any event that occurred prior to the Closing Date which, with or without notice, lapse of time or both, would constitute such a breach or failure.

"Business Day" means a day other than Saturday, Sunday and public holidays in Munich, Germany and in New York, NY, USA.

"Carve-Out Business"" means each Ashland Carve-Out Businesses and each SC Carve-Out Business.

"Cleanup" shall mean all actions required to: (1) cleanup, remove, treat or remediate Materials of Environmental Concern in the indoor or outdoor environment; (2) prevent the release of Materials of Environmental Concern so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (3) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (4) respond to any requests by a Governmental Entity for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Materials of Environmental Concern in the indoor or outdoor environment.

"Closing" has the meaning given to it in the Master Formation Agreement.

"Closing Date" has the meaning given to it in the Master Formation Agreement.

"Code" shall mean the U.S. Internal Revenue Code of 1986, as amended.

"Copyrights"   shall mean all copyrights, including any and all registrations, for copyrightable subject matter owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (in each case exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.

"Data Room" means the virtual data room for "Project Ironman" accessible on the website https://services.intralinks.com/login/.

"Domain Names" means those domain names that are the subject of the rights provided by the domain name registrations set forth on Exhibit 1.1-1(a) and Exhibit 1.1-1(b).

"Encumbrance" means any mortgage, charge, pledge, lien, option, restriction, assignment, hypothecation, right of first refusal, right of pre-emption, or right to acquire or restrict, any adverse claim or right or third party right or interest, any other encumbrance or security interest of any kind, and any other type of preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

"Environmental Claim" means any claim, action, cause of action, suit, proceedings, investigation order, demand or notice (whether written or oral, formal or informal) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory, Cleanup costs imposed by a Governmental Entity, or natural resources or property damages, or personal injuries, attorney's fees or penalties) arising out of, based on, resulting from or relating to (whether actual or alleged) (i) the presence, or release into the environment, of, or exposure to, any Materials of Environmental Concern at any location, including: (x) the contamination of the soil of any Transferred Real Property or the buildings or other fixtures on such Transferred Real Property, (y) the presence of Materials of Environmental Concern in the groundwater originating from such Transferred Real Property, or (z) the generation, use, handling, processing, storage, treatment, transportation, recycling, emission, discharge, release or disposal of any Materials of Environmental Concern at any offsite location or any pollution of the groundwater caused thereby, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

"Environmental Laws" means any federal, state, local and foreign laws, regulations, ordinances, requirements of and authorizations by Governmental Entities, and common law relating to pollution, protection or preservation of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to (i) emissions, discharges, releases or threatened releases of or exposure to Materials of Environmental Concern, (ii) the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, or (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment.

"Environmental Loss"  shall mean any Loss resulting from an Environmental Claim; provided that such Loss: (i) is incurred in connection with the Cleanup of Materials of Environmental Concerns and such Cleanup is not triggered by any post-Closing change in use of the property at which the Cleanup is conducted; or (ii) is incurred to remedy any violations of Environmental Law that existed as of the Closing Date.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"ERISA Affiliate" means any trade or business, whether or not incorporated, that together with any Person would be deemed a "single employer" within the meaning of Section 4001(b) of ERISA.

"Excluded Liabilities" mean any Liabilities (including reasonable legal, accounting and other fees and expenses of professional advisers in connection with the defense against potential Liabilities) other than (i) the Assumed Liabilities and (ii) the Transferred Liabilities, and including but not limited to:

(a)	all Liabilities arising out of or relating to any Excluded Asset;

(b)	all Liabilities under any contract that is not an Assumed Agreement;

(c)	all Liabilities under any contract that is an Excluded Agreement;

(d)
all Liabilities arising out of or relating to product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by the Ashland Business or the SC Business, Ashland or SC, or any of their respective Transferors;

(e)	all Liabilities related to Taxes other than to the extent reflected in the Closing Date Net Asset Values Statement;

(f)
all Environmental Losses arising out of or relating to the operation of the Ashland Business or the SC Business or the leasing, ownership or operation of real property by Ashland or SC, as the case may be, or any of their respective Transferors;

(g)	all Liabilities arising out of or relating to a breach of anti-trust, anti-corruption or other applicable laws in connection with the operation of the Ashland Business or the SC Business;

(h)	all Liabilities under or relating to any contractual or other relationship between the Carve-Out Employees and Ashland or SC or their respective Affiliates; and

(i)	all Liabilities arising out of or relating to any Plans, except for Liabilities arising out of or relating to Transferred Plans.

"GAAP" means generally accepted accounting principles, consistently applied throughout the periods presented.

"Global Business Plan" has the meaning given to it in the Master Formation Agreement.

"Governmental Entity" means any governmental or public body or authority, including without limitation, any national, state, provincial, regional, municipal or local authority, body, agency, ministry, court, judicial or administrative body or other governmental organization.

"Group" means ASK and US Limited Partnership and each of their subsidiaries.

"Group Companies" means, collectively, ASK and US Limited Partnership and the subsidiaries of ASK and US Limited Partnership as envisaged in the Contemplated Group Structure (as defined in Section 2.6 of the Master Formation Agreement) and "Group Company" means any of them.

"IFRS" means International Financial Reporting Standards.

"Knowledge of Ashland, SC or a Transferor" concerning a particular subject, area or aspect of the Business or affairs means the knowledge of each of the officers and directors of Ashland, SC and their Affiliates or such Transferor and all knowledge which was or could have been obtained upon inquiry by such persons of those employees of Ashland, SC and their Affiliates or the Transferor whose duties would, in the normal course of Ashland, SC and their Affiliates or such Transferor result in such employees having knowledge concerning such subject, area or aspect.

"Know-how"  shall mean any know-how, technology and business information (including trade secrets) owned by Ashland or SC or any of their respective Affiliates (including any Transferor) used or held for use (in each case exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.  For the avoidance of doubt, “Know-how” shall include pre-development results and development results already in existence on the Signing Date or which may be conceived until the Closing Date including those in electronic form, such as specifications, designs, drawings, plans and the like.

"Law" means any federal, state, county, municipal, local or foreign statute, ordinance, rule, regulation, law, judgment, order, decree, injunction or other authorization.

"Liabilities" means any liability of any kind whatsoever, whether known or unknown, asserted or unasserted, accrued or fixed, contingent or absolute, determined or determinable, or otherwise, including those arising under any law, action or order of a Governmental Entity and those arising under any contract

"License Agreements"  means the license agreements related to the Licensed Intellectual Property pursuant to Section 5.5(a) hereunder.

"Licensed Copyrights"   shall mean all Copyrights, including any and all registrations, for copyrightable subject matter owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.

"Licensed Intellectual Property Rights"   shall mean the Licensed Copyrights, Licensed Know-how, Licensed Patents, Licensed Personal Rights, Licensed Trademarks, and Licensed Utility Models.

"Licensed Information Technology" means all computer hardware, software, databases, networks and other information technology assets that have been licensed by the Transferred Business and used by or are necessary to conduct (in each case not exclusively or predominantly) the Transferred Business as conducted on the Closing Date.

"Licensed Know-how" shall mean all Know-how, technology and business information (including trade secrets), owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use  (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.  For the avoidance of doubt, “Licensed Know-how” shall include pre-development results and development results already in existence on the Signing Date or which may be conceived until the Closing Date including those in electronic form, such as specifications, designs, drawings, plans and the like.

"Licensed Patents"   shall mean all U.S. and foreign patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.

"Licensed Personal Rights"   shall mean any rights of publicity or moral rights and rights of attribution and integrity owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.

"Licensed Trademarks"   shall mean all trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date, provided that, “Licensed Trademarks” shall not include any rights in or to the trademarks, service marks, names, corporate names, trade names “Ashland” or “Süd Chemie” (including registrations for the same).

"Licensed Utility Models" shall mean all utility models in registered and unregistered form owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used (but not exclusively or predominantly) in the operation of the Transferred Business on the Closing Date, including all utility models establishing priority, being filed claiming priority or being branched-off from Licensed Patents.

"Local Closing Date" has the meaning given to it in Section 6.13 of the Master Formation Agreement.

"Loss" means any claim, Liability, direct and indirect damage (including consequential damages), interest, fine, penalty and cost (including reasonable legal, accounting and other fees and expenses of professional advisers) and other loss (collectively "Losses").

"Master Formation Agreement" means the Master Formation Agreement of even date between Ashland and SC.

"Materials of Environmental Concern" shall mean all, substances defined as, or regulated as, hazardous substances, hazardous wastes, pollutants, contaminants, toxins, toxic substances, or words of similar import, under any Environmental Laws; all petroleum and petroleum products; asbestos or asbestos-containing materials or products; polychlorinated biphenyls; lead or lead-based paints or materials; radon, fungus, mold, and mycotoxins.

"Patents" means the patents and patent applications, set forth on Exhibit 1.1-2(a) and Exhibit 1.1-2(b), and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof.

"Permits" means all permits (including such permits as are required by the Environmental Laws as applicable to the Transferred Business), licenses and other governmental or public law approvals which are necessary or required by a Transferor or a Transferred Company to (i) conduct its Transferred Business, (ii) own, lease and operate the Transferred Business Assets, and (iii) to carry on the Transferred Business as contemplated by the Global Business Plan.

"Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

"Personal Rights"   shall mean any rights of publicity, or moral rights and rights of attribution and integrity owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used or held for use (in each case exclusively or predominantly) in the operation of the Transferred Business on the Closing Date.

"Permitted Encumbrance" means (i) any of the Encumbrances set forth on Exhibit 1.1-3; (ii) statutory Encumbrances arising out of operation of law with respect to a liability incurred in the ordinary course of business consistent with prior practice and which is not delinquent or is being actively contested in good faith; (iii) such Encumbrances (other than monetary liens) and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto; (iv) liens for Taxes not delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in the Individual Financial Statements in accordance with IFRS or local GAAP; (v) mechanics', materialmens', carriers', workmens', warehousemens', repairmens', landlords' or other like liens and security obligations with respect to liabilities that are not delinquent or are being actively contested in good faith; or (vi) industrial use restrictions which do not materially impair the current use of the property of the Business.

"Plan" means collectively:

(i)
each deferred compensation, each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other "welfare" plan, fund or program (including those within the meaning of Section 3(1) of ERISA);

(ii)	each material profit-sharing, stock bonus or other "pension" plan, fund or program (including those within the meaning of Section 3(2) of ERISA);

(iii)
each other employee benefit plan, fund, program, agreement or arrangement (including, but not limited, those regarding medical, surgical, hospitalization, death, pensions, retirement or similar benefits) that is sponsored, maintained or contributed to or required to be contributed to by SC, Ashland, any of SC's or Ashland's Affiliates or by any ERISA Affiliate of SC or Ashland, or to which SC, Ashland, any of SC's or Ashland's Affiliate or an ERISA Affiliate of SC or Ashland is party, whether written or oral, currently providing benefits to the Transferred Employees; provided, however, that any plan, fund, program, agreement or arrangement mandated by local law, including without limitation any plan, fund, program, agreement or arrangement requiring the mandatory payment of social insurance taxes to a government fund, shall not be considered a "Plan" for these purposes; and

(iv)	all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom (betriebliche Übung), regarding pensions.

"Pre-Closing Periods" means any taxable year or other taxable period that ends on or before the Closing Date.

"Real Property" means all real property that is owned, leased or used (including without limitation pursuant to any permit or right-of-way agreement) by the Ashland Business or the SC Business.

"Remediation Standard" shall mean a numerical standard that defines the concentrations of Materials of Environmental Concern that may be permitted to remain in any environmental media after an investigation, remediation or containment of a release of Materials of Environmental Concern.

"SC Business" has the meaning given to it in Section 3.1(b) of the Master Formation Agreement.

"SCF" means Süd-Chemie Finance GmbH (i.e., a subsidiary of SC).

"Shareholders' Agreement" means collectively: (i) the shareholders' agreement between Ashland's Affiliate AIHI, SC and SC Finance GmbH with respect to the governance and shareholdings in ASK, and (ii) the Limited Partnership Agreement between Ashland, TECPRO and ASK with respect to the governance and partnership interests in US Limited Partnership as of the date hereof as set forth in Section 5.1 of the Master Formation Agreement.

"Signing Date" means the date of this Agreement.

"Straddle Period" means any taxable year or other taxable period commencing on or prior to, and ending after, the Closing Date.

"Tax" or "Taxes" means (i) all taxes, charges, fees, duties, levies, imposts, duties, penalties or other assessments imposed or required to be withheld by any federal, state, local or foreign Tax Authority,  including in particular income taxes (e.g., income and profit taxes) as well as other taxes (e.g., gross receipts, excise, property, sales, ad valorem, property, gain, use, license, custom duty, unemployment, share capital, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, wage, workers compensation, environmental, estimated, stamp and other taxes), (ii) secondary liability for other person's Taxes (Steuerhaftungsbeträge) based on applicable law (e.g., wage tax, reverse charged VAT, withholding tax, due to tax groups, fiscal unities, acquisition of businesses), (iii) any payments for non-compliance with transfer pricing obligations and (iv) shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

"Tax Authority" or "Tax Authorities" means any Governmental Entity anywhere in the world exercising the authority to impose Taxes, or to regulate or administer the imposition or collection of Taxes.

"Tax Return" or "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Tax Sharing Agreement”  means any Tax indemnity, Tax sharing, Tax allocation agreement or similar contract or arrangement, whether written or unwritten (including any such agreement, contract or arrangement included in any purchase or sale agreement, merger agreement, joint venture agreement or other document); provided, however, that a Tax Sharing Agreement does not include this Agreement and the contracts contemplated hereby.

"Trademarks" means those trademarks, service marks, names, corporate names, trade names, logos, slogans, trade dress, design rights, and other similar designations of source or origin set forth on Exhibit 1.1-4(a) and Exhibit 1.1-4(b).

"Transferred Business" means the Ashland Business and the SC Business.

"Transferred Intellectual Property Rights" means all (i) Patents, (ii) Trademarks, (iii) Domain Names, (iii) Copyrights, (iv) Personal Rights, (vi) Know-How, and (v) Utility Models.

"Transferred Information Technology" means all computer hardware, software, databases, networks and other information technology assets used by or necessary (in each case exclusively or predominantly) to conduct the Transferred Business as conducted on the Closing Date.

"Transferred Liabilities" means:

(i) all Liabilities of a Transferred Company to the extent reflected, accrued or expressly reserved in the Closing Date Net Asset Value Statement (as defined in Section 7.3 of the Master Formation Agreement), as such Closing Date Net Asset Value Statement is agreed upon or determined to be final in accordance with Section 7.4 of the Master Formation Agreement; and

(ii) any Liabilities arising after the Closing Date under agreements to which a Transferred Company is party and which have been entered into prior to the Closing Date ("Transferred Agreements"), except for any Liability arising out of or relating to (A) any breach of, or failure to comply with, prior to the Closing Date, any covenant or obligation in any such Transferred Agreement or (B) any event that occurred prior to the Closing Date which, with or without notice, lapse of time or both, would constitute such a breach or failure; provided however, that Transferred Agreements shall only comprise such Material Agreements that have been disclosed on Schedule 6.17(a).

"Utility Models" all utility models in registered and unregistered form owned by Ashland or SC or any of their respective Affiliates (including any Transferor) and used (in each case exclusively or predominantly) in the operation of the Transferred Business on the Closing Date, including in particular, but without limitation, those set forth on Exhibit 1.1-5 (a) and Exhibit 1.1-5(b) , and all other utility models establishing priority, being filed claiming priority or being branched-off from Patents.

ARTICLE II

TRANSFERRED BUSINESS ASSETS

Section 2.1 Ashland Transferred Business Assets.  For the purposes of this Agreement, the "Ashland Transferred Business Assets" shall comprise the Ashland Transferred Shares (as defined in Section 2.1(a)) (including the assets transferring indirectly with the Ashland Transferred Shares) and the Ashland Carve-Out Business (as defined in Section 2.1(b)).  The Ashland Transferred Business Assets will partly be sold against cash consideration and partly be contributed into the Group Companies.

(a) Ashland Transferred Shares (Share Deals).

Ashland holds, directly or indirectly, shares in the following legal entities through which the Ashland Business is being conducted:

(i) 24,000 shares in the nominal value of EUR 25.00 each (comprising 50% of the total outstanding shares in ASAV (the "ASAV

Ashland Shares") which has a total authorized capital in the amount of EUR 1,200,000; the remaining outstanding shares in ASAV are owned by SC (see below);

(ii) 19,497,632 shares in the nominal value of R$1,00 each (comprising 100% of the total outstanding shares) in Ashland Resinas Ltda., a company incorporated under the laws of the Federative Republic of Brazil with registered office at Via Anhanguera, km 103 - Bairro Nova Aparecida,  13065-616,  Campinas. ("Ashland Resinas") (the "Ashland Resinas Shares") which has a total authorized capital in the amount of BRL 19,497,632;

(iii) 37,625 shares without par value (comprising 100% of the total outstanding shares) in Ashland Japan Co. Ltd., a company incorporated under the laws of Japan with registered office at Bashamichi 450 Bldg., 7th Floor, 50 Otamachi 4-Chome, Naka-Ku, Yokohama, Japan ("Ashland Japan") (the "Ashland Japan Shares") which has a total authorized capital in the amount of JPY 99,000,000;

(iv) 133,000 shares (132,900 thereof common shares and 100 thereof preferred shares) in the nominal value of KWR 10,000 each (comprising 50.02% of the total outstanding shares) in Ashland Korea Foundry Products Ltd., a company incorporated under the laws of Korea with registered office at 332 Hwansan Onsan, Ulju, Ulsan 689-890, Republic of Korea ("Ashland Korea") (the "Ashland Korea Shares") which has a total outstanding capital in the amount of KRW 2,659,000,000; the remaining outstanding shares in Ashland Korea are owned by ABC Co., Ltd. (i.e., 132,900 common shares);

(v) 37,142 shares in the nominal value of EUR 6.01 each (comprising 100% of the total outstanding shares; in Iberia Ashland Chemical, S.A., a company incorporated under the laws of Spain with registered office at Getxo (Vizcaya) at Muelle Tomás Olabarri nº 4, 3 ("Ashland Iberia") (the "Ashland Iberia Shares") which has a total authorized capital in the amount of EUR 223,223.42; 35,285 shares in Ashland Iberia are held by Ashland and 1,857 shares in Ashland Iberia are treasury shares held by Ashland Iberia;

(vi) 1 share in the nominal value of EUR 15,000 (comprising 60% of the total outstanding shares (which shares are owned by Ashland Iberia) in Ashland Quimica Portuguesa Lda., a company incorporated under the laws of Portugal with registered office at Rua Cova da Moura, 2 - 6°, 1399-033 Lisboa, Portugal ("Ashland Portugal") (the "Ashland Portugal Shares") which has a total authorized capital in the amount of EUR 25,000; the remaining shares in the nominal value of EUR 10,000 in Ashland Portugal are owned by Salmon & Companhia Limitada; and

(vii) 313,843 shares in the nominal value of EUR 1.90 each (comprising 100% of the total outstanding shares) in Kemen Manguitos S.A., a company incorporated under the laws of Spain with registered office at Getxo (Vizcaya) at Muelle Tomás Olabarri nº 4, 3 ("Kemen Manguitos ") (the "Kemen Manguitos Shares") which shares are owned by Ashland Iberia.

ASAV, Ashland Resinas, Ashland Japan, Ashland Korea, Ashland Iberia, Ashland Portugal and Kemen Manguitos shall hereinafter collectively be referred to as the "Ashland Transferred Companies".

The ASAV Ashland Shares, the Ashland Resinas Shares, the Ashland Japan Shares, the Ashland Korea Shares, the Ashland Iberia Shares and the Ashland Portugal Shares, Kemen Manguitos Shares shall hereinafter collectively be referred to as the "Ashland Transferred Shares".

(b) Ashland Carve-Out Business (Asset Deals).

In addition to the Ashland Transferred Companies, the following legal entities conduct inter alia activities pertaining to the Ashland Business at the following locations:

(i) Ashland Canada Corp. ("Ashland Canada"), a company incorporated under the laws of Canada with registered office at Baker & McKenzie, 181 Bay St., Suite 2100, Toronto, Ontario M5J 2T3 Canada  , conducts its activities pertaining to the Ashland Business in Mississauga, Ontario, Canada (the "Ashland Canada Business");

(ii) Ashland (China) Holdings, Co., Ltd. ("Ashland China Holding"), a company incorporated under the laws of the People's Republic of China with registered office at 1089 Zhongshan No. 2 Road (S)m, Xuhuiyuan Building, conducts its activities pertaining to the Ashland Business in Shanghai, People's Republic of China, 200030 (the "Ashland China Holding Business");

(iii) Ashland (Changzhou) Advanced Chemical Co., Ltd. ("Ashland Operating China"), a company incorporated under the laws of the People's Republic of China with registered office at 68 Hua Shan Road Changzhou New District, Changzhou City, Jiang Su Province, People's Republic of China, 213022 , conducts its activities pertaining to the Ashland Business in

Changzhou City (the "Ashland Operating China Business" and together with the Ashland Holding China Business, the "Ashland China Business");

(iv) Ashland India Pvt. Ltd. ("Ashland India"), a company incorporated under the laws of India with registered office at Off .No. 601, 606 – 608, Platinum Technopark - Plot No. 17-18, Sector - 30A, Vashi, Navi Mumbai - 400 705 , conducts its activities pertaining to the Ashland Business in Mumbai  (India) (the "Ashland India Business");

(v) Ashland Italia S.p.A. ("Ashland Italy"), a company incorporated under the laws of Italy with registered office at 3 Piazza Meda 20121 Milano, Italy , conducts its activities pertaining to the Ashland Business in Milano, Italy (the "Ashland Italy Business");

(vi) Ashland Chemical de Mexico, S.A. de C.V. ("Ashland Mexico"), a company incorporated under the laws of Mexico with registered office at Alatcomulco 1 Colonia San Esteban, C.P. 53350, Naucalpan De Juarez, Mexico, conducts its activities pertaining to the Ashland Business in Apodaca N.L. Mexico (the "Ashland Mexico Business");

(vii) Ashland Pacific Pty. Ltd. (Australia) ("Ashland Pacific"), a company incorporated under the laws of Australia with registered office at 26th Floor, AMP Center, 50 Bridge St. Sydney NSW Australia, conducts its activities pertaining to the Ashland Business in Sydney NSW Australia (the "Ashland Pacific Business");

(viii) Ashland UK Limited ("Ashland UK"), a company incorporated under the laws of England with registered office at Vale Industrial Estate, Stourport Road, Kidderminster, Worcestershire, DY11 7QU, England, conducts its activities pertaining to the Ashland Business in  Kidderminster, Worcestershire, England (the "Ashland UK Business");

(ix) Ashland conducts its activities pertaining to the Business in various locations in the United States directly, and further, Ashland Licensing and Intellectual Property LLC, a limited liability company incorporated under the laws of Delaware, USA ("ALIP"), owns substantially all intellectual property rights used to operate or held for use in the operation of the Ashland Business and indirectly by means of licensing to Ashland and subsequent sublicensing by Ashland, licenses the same to the Ashland Transferred Companies and the Ashland Carve-Out Business (the direct conduct of the U.S. Business by Ashland and licensing activities by ALIP and sublicensing activities by Ashland being hereinafter collectively referred to as the "Ashland US Business"); and

(x) Ashland conducts its activities pertaining to the Ashland Business in St. Petersburg (Russia) (the "Rep. Office Ashland Russia Business").

The Ashland Canada Business, the Ashland China Business, the Ashland Germany Business, the Ashland India Business, the Ashland Italy Business, the Ashland Mexico Business, the Ashland Poland Business, the Ashland Pacific Business, the Ashland UK Business, the Ashland US Business and the Rep. Office Ashland Russia Business shall hereinafter collectively be referred to as the "Ashland Carve-Out Business"

Section 2.2   SC Transferred Business Assets.  For the purposes of this Agreement, the "SC Transferred Business Assets" shall comprise the SC Transferred Shares (as defined in Section 2.2(a)) (including the assets transferring indirectly with the SC Transferred Shares) and the SC Carve-Out Business (as defined in Sectuib 2.2(b)).  The SC Transferred Business Assets will partly be sold against cash consideration and partly be contributed into the Group Companies.

(a)  SC Transferred Shares (Share Deals).

SC holds, directly or indirectly, shares in the following legal entities through which the SC Business is being conducted:

(i) 24,000 shares in the nominal value of EUR 25.00 each (comprising 50% of the total outstanding shares) in ASAV (the "ASAV SC Shares") which has a total authorized capital in the amount of EUR 1,200,000; the remaining outstanding shares in ASAV are owned by Ashland (see above);

(ii) 50,911 shares in the nominal value of INR 100.00 each (comprising 51% of the total outstanding shares) in Ajay Metachem Süd-Chemie Pvt. Ltd., a company incorporated under the laws of India with registered office at Office No 9 & 10, 5th Floor, Akshay Complex, Pushpak Park, ITI Road, Aundh, Pune, India 411007 ("AMSC") (the "AMSC Shares"); the remaining outstanding shares in AMSC are owned by the Indian Shareholders as defined in the AMSC shareholders' agreement;

(iii) 1 share in the nominal value of EUR 51,000 (comprising 100% of the total outstanding shares) in SKW Giesserei GmbH ("SKW") (the "SKW Shares"); SKW is a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of the Federal Republic of Germany with registered seat in Unterneukirchen, Germany and registered with the local court of Traunstein under HRB 15983;

(iv) 41,150 shares in the nominal value of EUR 1.00 each (comprising 100% of the total outstanding shares) in WD-Giesserei-Technik GmbH ("WD") (the "WD Shares"); WD is a limited liability company (Gesellschaft mit beschränkter Haftung) organized and existing under the laws of the Federal Republic of Germany with registered seat in Fuldabrück, Germany and registered with the local court of Kassel under HRB 4166;

(v) 100 shares in the nominal value of USD 0.01 each (comprising 100% of the total outstanding shares) in Süd-Chemie Hi-Tech Ceramics Inc., a company incorporated under the laws of Delaware with registered office at 1209 Orange Street, 19801 Wilmington, DE, USA ("HITECH") (the "HITECH Shares"); and

(vi) 700,000 shares in the nominal value of USD 1.00 each (comprising 100% of the total outstanding shares) in Tecpro Corporation Inc., a company incorporated under the laws of the State of Georgia with registered offices at 3555 Atlanta Industrial Parkway, GA 30331, Atlanta, USA ("TECPRO") (the "TECPRO Shares") which has a total authorized capital in the amount of USD 700,000.

ASAV, AMSC, SKW, WD, HITECH and TECPRO hereinafter collectively being referred to as the "SC Transferred Companies" and together with the Ashland Transferred Companies as the "Transferred Companies".

The ASAV SC Shares, the AMSC Shares, the SKW Shares, the WD Shares, the HITECH Shares and the TECPRO Shares shall hereinafter collectively be referred to as the "SC Transferred Shares".

(b)  SC Carve-Out Business (Asset Deal).

In addition to the SC Transferred Companies, Jiangsu Süd-Chemie Chemicals Materials Co., Ltd./China ("JSCCM"), a company incorporated under the laws of the Republic of China with registered office at South of Yin He Road / West of Heng Shan Road Aqueduct, Da Gang Pian, Zhenjiang, China, conducts inter alia activities pertaining to the SC Business in Zhenjiang (China) (the "SC China Business" or the "SC Carve-Out Business").

Section 2.3 Transferor and Transferors.  Each Affiliate of Ashland holding Ashland Transferred Shares and each Affiliate of SC holding SC Transferred Shares shall in the following be referred to as a "Share Transferor" and collectively as the "Share Transferors".

Each Affiliate of Ashland or SC, as the case may be, conducting a Carve-Out Business shall in the following be referred to as an "Asset Transferor" and collectively as the "Asset Transferors".

"Transferor" shall mean either a Share Transferor or an Asset Transferor and "Transferors" shall collectively mean any of them.

Section 2.4 Transferee and Transferees.  ASK, US Limited Partnership or any of their respective Affiliates acquiring or assuming Ashland Transferred Shares or SC Transferred Shares (together the "Transferred Shares") shall in the following be referred to as a "Share Transferee" and collectively as the "Share Transferees".

ASK, US Limited Partnership or any of its Affiliates acquiring or assuming a 'Carve-Out Business' shall in the following be referred to as an "Asset Transferee" and collectively as the "Asset Transferees".

"Transferee" shall mean, either a Share Transferee or an Asset Transferee and "Transferees" shall collectively mean any of them.

Section 2.5  Sale and Transfer.  The contribution or, as the case may be, sale and transfer of the Ashland Transferred Business Assets and the SC Transferred Business Assets (together the "Transferred Business Assets") and, for the avoidance of doubt, the assumption of the Assumed Liabilities shall, subject to the fulfillment or waiver of the Closing Conditions as set forth in Section 6.1 of the Master Formation Agreement, be effected by consummation of Local Sale or Contribution Agreements as provided for in Section 5.1 with effect as of the Closing Date, and Closing will be deemed to have occurred as of the end of the Closing Date (i.e., 12:00 pm/00:00 am, i.e. midnight) in each of the local jurisdictions.

ARTICLE III

SCOPE OF CARVE-OUT BUSINESS

Section 3.1  General Scope of Carve-Out Business.

Each Carve-Out Business shall consist of certain

(a) Transferred Assets, as defined in Section 3.2;

(b) Assumed Liabilities;

(c) Assumed Agreements, as defined in Section 3.6;

(d) Carve-Out Employees, as defined in Section 3.7;

(e) Further Business Items, as defined in Section 3.8; and except for the

(f) Excluded Further Business Items, as defined in Section 3.9.

Section 3.2  Transferred Assets.

(a) Transferred Assets.  Each Carve-Out Business shall, subject to Section 3.2(b), Section 3.2(c) and Section 3.2(d), include the following assets to the extent they pertain exclusively or predominantly (in each case owned or used) to the Transferred Business as of the Closing Date (the "Transferred Assets"):

(i) Real Estate.  The real estate and similar real property rights (e.g., hereditary building rights) set forth on Exhibit 3.2(a)(i).

(ii) Fixed Assets.  All fixed assets, technical equipment, tools (as applicable) and machinery and further business equipment (including hardware and network components and related software licenses) by the respective Transferor.

(iii) Current Assets

(1) Inventory.  All raw materials, auxiliary materials and supplies, tools (as applicable), unfinished goods and finished and trading goods.

(2) Trade Accounts and Other Receivable.  All trade accounts and other receivable of the respective Transferor originating from business with third parties (excluding those from inter-company relationships) to the extent not assigned (e.g., in connection with any factoring arrangement).

(iv) Transferred Intellectual Property Rights.  The Transferred Intellectual Property Rights shall be transferred pursuant to the documents of assignment substantially in the form attached as Exhibit 3.2(a)(iv), and, to the extent the Transferred Intellectual Property Rights are owned by ALIP or any other Affiliate of Ashland not being a Transferor, Ashland shall cause ALIP or such other Affiliate of Ashland to transfer such Transferred Intellectual Property Rights to the US Limited Partnership pursuant to the Local Contribution and Sale Agreement for the Ashland US Business and the documents of assignment substantially in the form attached as Exhibit 3.2(a)(iv).  The Parties shall not, at any time on or after the Closing Date, dispute or contest, directly or indirectly, the Transferred Business’s exclusive right and title to the Transferred Intellectual Property Rights or the validity thereof.

(v) Commercial and Technical Records.  Commercial records in tangible (including electronic) form, including master data of suppliers and customers, copies of files thereof, bills and relating correspondence, price lists, sales aids, sales literature and other commercial records, and drawings, engineering data, manufacturing data, test data, patent disclosures, quality control data including sample and their respective analysis and other technical records which pertain exclusively or predominantly to the Transferred Business or are necessary for the continuation of the Transferred Business as contemplated by the Global Business Plan (the "Commercial and Technical Records"), provided that the Transferor may redact from any such Commercial and Technical Record any information not related to the Transferred Business.  The Transferor shall have a right to retain a copy of such Commercial and Technical Records.

(b) Changes Until Closing.  For the avoidance of doubt, Transferred Assets, which have been or will be disposed of by the respective Transferor in the ordinary course of business up to and including the Closing Date, or which will no longer be in existence as of the Closing Date, shall not constitute Transferred Assets.  Subject to Section 4.4, assets within the categories set forth in Section 3.2(a) above acquired by the Transferor for the operation of the Transferred Business in the ordinary course of business up to and including the Closing Date, including any replacements of any such assets, shall constitute Transferred Assets.

(c) Expectancy Rights.  In the case that assets which fall under a category set forth in Subsection (a) above are not owned, but are subject to an expectancy right of the respective Transferor (e.g., because they are subject to a retention of title by a third party), such assets shall nevertheless constitute Transferred Assets.  In respect of these assets, ownership shall, for all purposes of this Agreement, be considered replaced by the respective expectancy right.

(d) Excluded Assets.  The Transferred Assets shall not include any of the following assets (the "Excluded Assets"):

(i) assets which are for any reason located at the location of the respective Carve-Out Business without forming part of or not exclusively or predominantly used for the Carve-Out Business;

(ii) any cash and cash equivalents;

(iii) to the extent not accounted for in the Closing Date Balance Sheet or Closing Date Net Asset Values Statement (each as defined in the Master Formation Agreement), any claims of the respective Transferor: (a) against any Tax Authorities, (b) relating in any way to (1) the Carve-Out Business’s purchase or procurement of any good, service or product or (2) the purchase or procurement by said Transferor of any good, service or product for, or on behalf of, the Carve-Out Business, in each case, at any time up until the Closing Date, along with any and all recoveries by settlement, judgment or otherwise in connection with any such claims, and (c) under the Insurance Policies (the "Excluded Claims");

(iv) any assets which are neither owned by the respective Transferor nor subject to an expectancy right;

(v) the Accounting Documentation;

(vi) the Licensed Intellectual Property Rights; and

(vii) any assets with respect to any Plan, whether held in trust or otherwise, except for assets with respect to Transferred Plans.

For the avoidance of doubt, the Ashland Carve-Out Business shall in particular not include the real property and the manufacturing related assets of (i) Kidderminster, UK, (ii) Missasauga, Ontario, Canada, (iii) Changzhou, PRC, (iv) Castro Spain and (v) Milano, Italy.

Section 3.3  Accounting Documentation.  The Transferred Assets shall not include the accounting and financial documentation of the respective Transferor (the "Accounting Documentation").  During the periods for which the respective Transferor is under applicable law obliged to retain Accounting Documentation, Ashland or SC, as the case may be, shall procure that ASK or the respective Transferee shall, upon legitimate written request, be granted access during regular business hours to those parts of such Accounting Documentation that pertain to the respective Carve-Out Business.  The respective Transferee shall be permitted to have copies made of such Accounting Documentation at its own expense.  Notwithstanding the foregoing, ASK or the respective Transferee shall be entitled to receive the documents relating to the Carve-Out Business such as agreements, customer and supplier data (including Commercial and Technical Records) and data related to the Carve-Out Employees.

Section 3.4  Licensed Intellectual Property Rights.  The use of Licensed Intellectual Property Rights shall be granted to the respective Transferee in accordance with Section 5.5(a) and pursuant to license agreements substantially in the form attached as Exhibit 3.4.

Section 3.5 Assumed Liabilities

Each Carve-Out Business shall include the Assumed Liabilities with respect to such Carve-Out Business and shall not include, for the avoidance of doubt, Excluded Liabilities.

Section 3.6 Assumed Agreements.

(a) Assumed Agreements.  Each Carve-Out Business shall include all agreements, including such agreements which have been fulfilled, outstanding orders and other contractual offers concluded, made or received by a Transferor as of the date hereof and those of such agreements entered into between the date hereof and the Closing Date pursuant to Section 3.6(b) with any third party (including Ashland, SC or their Affiliates), irrespective of whether in written, electronic or oral form or having been fulfilled up to and including the Closing Date, which pertain exclusively or predominantly to the Transferred Business (the "Assumed Agreements").  Without limiting the generality of the foregoing, the Assumed Agreements shall in particular include all related trade relationships with external customers.

(b) Changes Until Closing.  Agreements which will be concluded by the respective Transferor up to and including the Closing Date which do not constitute a Material Change and which fall under the scope of Section 3.6(a) above shall constitute Assumed Agreements.  Agreements which have been terminated up to and including the Closing Date shall not constitute Assumed Agreements.

(c) Excluded Agreements.  The following agreements of the respective Transferor shall not form part of the Assumed Agreements (the "Excluded Agreements"):

(i) agreements with banks, other credit institutions or other third-party lenders, including financing agreements with Ashland's, SC's or any of their Affiliates;

(ii) Insurance Agreements;

(iii) any other agreement that is not an Assumed Agreement; and

(iv) all agreements listed on Exhibit 3.6(c)(iv) .

(d) Shared Agreements.  Agreements which pertain in part (but not predominantly) to the Carve-Out Business and in part to any other business unit or other business activity of Ashland, SC or any of their Affiliates shall not form part of the Carve-Out Business.  The same shall apply to software licenses, services, business applications or hardware and network components which are not exclusively or predominantly used by the Carve-Out Business and which shall therefore also not form part of the Carve-Out Business, but will, to the extent possible and permissible, be provided to the respective Transferee on the basis of the Ancillary Agreements (as defined in the Master Formation Agreement).

Section 3.7  Carve-Out Employees.

(a) Carve-Out  Employees.  Each Carve-Out Business shall include listed employees (including apprentices and part-time employees) of the respective Transferor who are exclusively or predominantly employed in the Carve-Out Business on the Closing Date, including employees who are absent from active employment on the Closing Date on account of vacation, ordinary sick leave reasonably expected to result in an absence of short duration, leave under any applicable law which preserves employment or reemployment rights for the individual, or any other reason that is temporary in nature (the "Carve-Out  Employees").  The Parties are in agreement that the Carve-Out Employees (with the exception of the Displaced Employees) shall be transferred to the Transferees, or terminated by Transferors and hired by Transferees, in any case, in accordance with the provisions of Section 5.9.

(b) Changes until Closing.  Other than as specified in Section 3.7(a), employees who are on the Closing Date for any reason no longer employed with a Transferor in a Carve-Out Business shall not constitute Carve-Out  Employees.  Employees hired by a Transferor within a Carve-Out Business until the Closing Date which do not cause a Material Change shall constitute Carve-Out  Employees.

(c) Voluntary Employees.  In addition to the Carve-Out Employees, ASK or the respective Transferee shall also assume the employment relationships of those employees who shall, subject to their consent, transfer to ASK or the respective Transferee based on an agreement of the Parties. Such employees shall have at least the same rights as the Carve-Out Employees under or in connection with this Agreement, unless otherwise agreed with such employee.

Section 3.8  Further Business Items.  Any and all further assets (whether tangible or intangible), liabilities, agreements and employees which pertain exclusively or predominantly to the Transferred Business – with the exception of the Excluded Assets, the Excluded Liabilities and the Excluded Agreements– shall be contributed or sold and transferred, as applicable under this Agreement or the Local Contribution or Sale Agreements, irrespective of whether such further assets (whether tangible or intangible), liabilities, agreements and employees are identified, described, listed, named or referred to in this Agreement or the Local Contribution or Sale Agreements (including their annexes, save for those which expressly shall have a conclusive character), provided, however, that they are owned by Ashland, SC or any of their Affiliates (including the Transferors) (collectively, the "Further Business Items").  The Parties shall take all actions, or procure that all required actions are taken, to effect and consummate the contribution or, as the case may be, sale, and transfer of such Further Business Items to the relevant Transferee.  For the avoidance of doubt, if such Further Business Items are identified after the execution of this Agreement, except for the rights of the Parties to the transfer of such Further Business Items, neither Party shall be entitled to any claims or rights against the other Parties, in particular no Party shall be entitled to request an adjustment of the valuations as set forth in the Master Formation Agreement.

Section 3.9   Excluded Further Business Items.  Those further assets (whether tangible or intangible), liabilities, agreements and employees which do not or do no longer pertain exclusively or predominantly to the Carve-Out Business on the Closing Date shall not be contributed or sold and transferred under this Agreement (collectively, the "Excluded Further Business Items").  The Parties shall, or shall procure, as the case may be, that the Excluded Further Business Items as well as any of the Excluded Assets, the Excluded Liabilities or the Excluded Agreements which have erroneously been transferred by the Transferor to the Transferee, shall, at Ashland's or SC's own cost, as the case may be, be retransferred without undue delay from the respective Transferee to the respective Transferor.

ARTICLE IV

CONTRIBUTIONS, SALE AND TRANSFERS

Section 4.1  Local Contribution or Sale Agreements.  The contribution or, as the case may be, sale and transfer of the Transferred Business Assets shall, subject to the fulfillment or waiver of the Closing Conditions as set forth in Section 6.1 of the Master Formation Agreement, be effected by consummation of Local Contribution or Sale Agreements as provided for in Section 5.1 with effect as of the Closing Date. In case that the execution of a Local Contribution or Sale Agreement will in accordance with Section 6.13 of the Master Formation Agreement be deferred on the Closing Date, the contribution or, as the case may be, sale and transfer of the respective local Ashland Transferred Business Assets or the respective local SC Transferred Business Assets, as the case may be, shall be made with effect as of the respective Local Closing Date.  In such case all related provisions contained in ARTICLE VI concerning the Transferred Assets, the Assumed Liabilities, the Assumed Agreements and the

Carve-Out Employees as well as the Licensed Intellectual Property Rights and in ARTICLE VI concerning the Ashland Warranties and the SC Warranties shall, with respect to the affected local Ashland Transferred Business Assets or the affected local SC Transferred Business Assets only, be read and understood in a way that the term "Closing Date" shall be deemed to have been replaced by the term "Local Closing Date".

Section 4.2  Transfer by Ashland.  Ashland shall transfer the Ashland Transferred Shares and the Ashland Carve-Out Business to the Group Companies in accordance with the Ashland Step Plan (as defined in the Master Formation Agreement). The Ashland Carve-Out Business comprises, amongst other assets, of the non-current assets as described in the listings set forth below (such listings shall not include Transferred Intellectual Property Rights and Real Estate); collectively the ("Ashland Non-Current Asset Listings"). The Ashland Non-Current Asset Listings have been prepared as of March 31,  2010:

(a) the non-current asset listing of the Ashland Canada Business attached hereto as Exhibit 4.2(a);

(b) the non-current asset listing of the Ashland China Business attached hereto as Exhibit 4.2(b));

(c) the non-current asset listing of the Ashland India Business attached hereto as Exhibit 4.2(c);

(d) the non-current asset listing of the Ashland Italy Business attached hereto as Exhibit 4.2(d));

(e) the non-current asset listing of the Ashland Mexico Business attached hereto as Exhibit 4.2(e));

(f) the non-current asset listing of the Ashland Pacific Business attached hereto as Exhibit 4.2(f));

(g) the non-current asset listing of the Ashland UK Business attached hereto as Exhibit 4.2(g));

(h) the non-current asset listing of the Ashland US Business attached hereto as Exhibit 4.2(h)); and

(i) the non-current asset listing of the Rep. Office Ashland Russia Business attached hereto as Exhibit 4.2(i).

The Ashland Non-Current Asset Listings, listings of the relevant Transferred Intellectual Property,  of the relevant Real Estate and of the relevant Assumed Agreements shall form part of the Local Contribution or Sale Agreements by which the Ashland Carve-Out Businesses are transferred.

Section 4.3  Transfer by SC. SC shall transfer the SC Transferred Shares and the SC Carve-Out Business to the Group Companies in accordance with the SC Step Plan (as defined in the Master Formation Agreement). The SC Carve-Out Business comprises, amongst other assets, of the non-current asset listing of the SC China Business attached hereto as Exhibit 4.3 (the "SC Non-Current Asset Listings"). The SC Non-Current Asset Listings shall, together with listings of the relevant Transferred Intellectual Property, of the relevant Real Property and of the relevant Assumed Agreements, form part of the Local Contribution or Sale Agreement under which the SC China Business is transferred. The SC Non-Current Asset Listings have been prepared as of March 31, 2010.

The Parties are further in agreement, that  the Local Contribution or Sale Agreement for the transfer of the AMSC Shares shall include the assumption of the certain share purchase obligations pursuant to the share purchase agreement dated April 4, 2008 between SC and the Indian Shareholders (as defined therein) ("AMSC Shares Purchase Obligation") by the relevant Group Company by way of assumption of the obligations with full discharge of SC.  If the relevant Group Company has not validly executed the respective Local Contribution or Sale Agreement or has for other reasons not validly assumed the AMSC Shares Purchase Obligation, such AMSC Shares Purchase Obligation shall be deemed to be assumed by the relevant Group Company.  If, and to the extent that, the assumption of the AMSC Shares Purchase Obligation with full discharge of SC requires the consent of the Indian Shareholders, SC shall and ASK shall cause the relevant Group Company to use, reasonable best efforts to obtain such consent without undue delay. SC and ASK shall keep each other informed about these efforts and about the status of the discussions with the respective seller.  For as long as the consent is not granted, ASK shall fulfill, or shall cause the relevant Group Company to fulfill, the AMSC Shares Purchase Obligation on behalf of SC but for the account of ASK or the relevant Group Company.

Section 4.4  Transfer of Non-Current Assets. Non-current assets reflected in the Ashland Non-Current Asset Listings and the SC Non-Current Asset Listings (together the "Non-Current Asset Listings") have been listed as of March 31, 2010. On the Closing Date, or the Local Closing Date, as the case may be,

(i) Ashland shall procure that the relevant Transferors shall transfer any non-current assets pertaining to the Ashland Business, including such non-current assets listed in the Ashland Non-Current Asset Listings to the relevant Group Company, and

(ii) SC shall procure that the relevant Transferor(s) shall transfer any non-current asset pertaining to the SC Business, including such non-current assets listed in the SC Non-Current Assets Listings to the relevant Group Company, in each case to the extent such non-current assets have not been disposed of in the ordinary course of business (the "Ordinary Disposed Non-Current Assets"); provided however, that Ashland and SC, as the case may be, shall procure that the relevant Transferors shall transfer any replacement of an Ordinary Disposed Non-Current Asset on the Closing Date, or on the Local Closing Date, as the case may be to the relevant Group Company. If a non-current asset which is listed on the Non-Current Asset Listing and which is not an Ordinary Disposed Non-Current Asset is not transferred on the Closing Date, or on the Local Closing Date, as the case may be, Ashland and SC, as the case may be, shall procure that

(iii) if, and to the extent that, the relevant Transferor has an enforceable claim against a third party (including any claims against insurers) relating to such non-current asset (including any claims for consequential damages arising out of the fact that such non-current asset is not transferred on the Closing Date or Local Closing Date, as the case may be), such claim shall be transferred to ASK or, at the election of ASK, to the relevant Group Company on the Closing Date, or on the Local Closing Date, as the case may be; and

(iv) if, and to the extent that, the relevant Transferor has no enforceable claim against a third party relating to such non-current asset, the relevant Transferor shall transfer an amount equal to the replacement value of such non-current asset to ASK or, at the election of ASK, to the relevant Group Company on the Closing Date, or on the Local Closing Date, as the case may be.

ARTICLE V

TRANSFER PROVISIONS

Section 5.1  Form of Local Contribution or Sale Agreements.  Ashland shall or shall procure, as the case may be, that the relevant Transferor contributes or, as the case may be, sells, and transfers the Ashland Transferred Business Assets to the relevant Transferees in accordance with the Ashland Step Plan (as defined in the Master Formation Agreement), in each case, by execution of an individual local asset contribution or sale agreement and share contribution or sale agreements (collectively, the "Local Contribution or Sale Agreements").

SC shall or shall procure, as the case may be, that the relevant Transferor contributes or, as the case may be, sells, and transfers the SC Transferred Business Assets to the relevant Transferees in accordance with the SC Step Plan (as defined in the Master Formation Agreement), in each case, by execution of an individual Local Contribution or Sale Agreement.

The Local Contribution or Sale Agreements shall be substantially in the form as attached hereto as Exhibit 5.1-1 (form of asset contribution or sale agreement) and Exhibit 5.1-2 (form of share contribution or sale agreement), respectively, subject in each case to customary and reasonable Local Closing Conditions (as defined in the MFA).  The Local Contribution or Sale Agreements shall be amended prior to the Closing Date to implement the terms of this Agreement as applicable to the relevant Ashland Transferred Business Assets and the relevant SC Transferred Business Assets, respectively.  The Parties agree that the values assigned to the Ashland Transferred Business Assets, SC Transferred Business Assets, and each Ashland Transferred Company and SC Transferred Company, respectively, are consistent arm's length pricing. Annexes shall be attached to the respective Local Contribution or Sale Agreements immediately prior to the Closing Date in accordance with Sectuib 4.2 and Section 4.3.

Section 5.2  Relationship between Local Contribution or Sale Agreements and this Agreement.  The Local Contribution or Sale Agreements shall solely serve to implement the terms of this Agreement and shall not alter in any way the allocation of rights, obligations, benefits, costs and risk established between the Parties under this Agreement.  Therefore, in case of any inconsistencies between a Local Contribution or Sale Agreement and the provisions of this Agreement, the provisions of this Agreement shall take priority.  In case, however, that a Local Contribution or Sale Agreement contains any invalid or unenforceable provisions or any unintentional or unforeseen gaps, the Parties shall negotiate in good faith and shall mutually agree in writing on any necessary amendments to the Local Contribution or Sale Agreement which correspond as closely as possible with the original commercial intent of the Parties taking into account the provisions of this Agreement and the commercial intentions of the Parties connected therewith.  Any and all claims relating to the Ashland Transferred Business Assets and the SC Transferred Business Assets shall be governed by the terms of this Agreement and exclusively be settled or arbitrated between the Parties.

Section 5.3  Exclusion of Further Claims.  Ashland, SC and ASK shall and shall procure that their Affiliates and the Transferees shall in no event raise any claims against any Transferor under the Local Contribution or Sale Agreements except in accordance with Section 9.1.

Section 5.4  Passing of Risk and Benefits.  The risk of any incidental loss or any incidental deterioration of the Ashland Transferred Business Assets and the SC Transferred Business Assets, as the case may be, shall pass, and the benefits and burdens of the Ashland Transferred Business Assets and the SC Transferred Business Assets, as the case may be, shall accrue, to the respective Transferee as from the Closing Date.

Section 5.5  Licensing of Licensed Intellectual Property Rights.

(a) License of Licensed Intellectual Property Rights.  Ashland or SC, as the case may be, shall procure that the respective Transferor shall grant to US Limited Partnership (in the case of Ashland and its Transferors) or ASK (in the case of SC and its Transferors) the non-transferable, worldwide, irrevocable right to use the Licensed Intellectual Property Rights exclusively in the Transferred Business, pursuant to license agreements substantially in the form attached as Exhibit 3.4.  The royalties which otherwise would have been payable under said license agreements have been taken into account as part of the calculation of the Compensation Payment to Ashland and no on-going royalties shall be paid in connection with such license agreements.

(b) Retention of Use of Transferred Intellectual Property Rights (Back License).  Ashland and Ashland's Affiliates with regard to Transferred Intellectual Property Rights which shall be transferred by them pursuant to this Agreement and SC and SC's Affiliates with regard to Transferred Intellectual Property Rights which shall be transferred by them pursuant to this Agreement (in each case, including any Transferor) shall be granted an irrevocable, exclusive, perpetual, worldwide, fully-paid up and transferable right to use such Transferred Intellectual Property Rights, as well as  any intellectual property rights owned by the Transferred Companies on or after the Closing Date (the "Group-Owned Intellectual Property Rights"), and the Group-Owned Intellectual Property Rights in connection with their activities outside the Transferred Business, as such activities are conducted as of the Signing Date, pursuant to a license agreement substantially in the form attached as Exhibit 5.5(b).

(c) Status of Intellectual Property Rights.  The Parties hereby agree and acknowledge and ASK shall, or shall procure, that all Transferees agree and acknowledge:

(i)  that the Transferred Intellectual Property Rights, the Group-Owned Intellectual Property Rights, the Licensed Intellectual Property Rights, and any license or sublicense to use intellectual property rights granted or transferred hereunder can only be transferred or licensed to US Limited Partnership and ASK and the Transferees in the form, with the content and with the Encumbrances as existing on the Closing Date;

(ii) that all rights granted by Ashland, SC or any of Ashland's or SC's Affiliates prior to the Closing Date to third parties shall be deemed to be valid and shall remain unaffected by the transfer or licensing of the Transferred Intellectual Property Rights, the Group-Owned Intellectual Property Rights, and the Licensed Intellectual Property Rights hereunder; and

(iii) to be bound by the Encumbrances relating to the Transferred Intellectual Property Rights, the Group-Owned Intellectual Property Rights, and the Licensed Intellectual Property Rights agreed to by Ashland, SC or any of their respective Affiliates with third parties and to adhere to all related obligations undertaken by Ashland, SC or any of their respective Affiliates and to pass on such Encumbrances to any acquirers of such intellectual property rights.

Ashland and SC each agree that neither of them shall either initiate any attack against the Transferred Intellectual Property Rights including nullity proceedings and oppositions or encourage or assist any third party to do so.

Section 5.6  Commercial Records.

Commercial and Technical Records  electronically saved shall be transferred to ASK or the relevant Transferee in a form ready to be used by the applicable electronic data processing system.

Section 5.7  Assumption of Liabilities.

(a) Assumption.  ASK shall procure that the Assumed Liabilities shall be assumed by the respective Transferee in the Local Contribution or Sale Agreement by way of assumption of debt with full discharge of the original debtor.  If for any Carve-Out Business the respective Transferee has not validly executed the respective Local Contribution or Sale Agreement or has for other reasons not validly assumed the relevant Assumed Liabilities, such Assumed Liabilities shall be deemed to be assumed by ASK.

(b) Third-party Consent.  If and to the extent that the assumption of Assumed Liabilities with full discharge of the original debtor requires the consent of the respective third-party creditor, the relevant Parties shall jointly use, and shall cause the respective Transferor and Transferee to use, reasonable best efforts to obtain such consent without undue delay.  The relevant Parties shall keep each other informed about these efforts and about the status of the discussions with the respective third-party creditor.  For as long as the consent is not granted, ASK shall fulfill, or shall cause the respective Transferee to fulfill, the Assumed Liability on behalf of Ashland or, as the case may be, SC, and the respective Transferor, but for the account of ASK or the respective Transferee.  If ASK or the respective Transferee does not fulfill such obligation, Ashland, SC or the respective Transferor shall be entitled to fulfill the respective Assumed Liability for the account of ASK and the respective Transferee.

Section 5.8  Assumption of Agreements.

(a) Assumption.  ASK shall procure that the Assumed Agreements shall be assumed by the respective Transferee in the Local Contribution or Sale Agreement by way of assumption of a contract with full discharge of the original party.  If for any Carve-Out Business the respective Transferee has not validly executed the respective Local Contribution or Sale Agreement or has for other reasons not validly assumed the relevant Assumed Agreements, such Assumed Agreements shall be deemed to be assumed by ASK.

(b) Third-party Consent.  If and to the extent that the assumption of Assumed Agreements with full discharge of the original party requires the consent of the respective third party to such Assumed Agreement, the relevant Parties shall jointly use, and shall cause the respective Transferor and Transferee to use, reasonable best efforts to obtain such consent without undue delay.  The relevant Parties shall keep each other informed about these efforts and about the status of the discussions with the respective third party.  If the third party makes its consent dependent on the acceptance of certain conditions (including changes to the respective Assumed Agreement) which are not materially disadvantageous, ASK shall accept and implement, or shall cause the respective Transferee or its other Affiliates to accept and implement, these conditions.  If the consent of the respective third party cannot be obtained or can only be obtained under conditions which are materially disadvantageous, the relevant Parties shall inform each other without undue delay.  In this case, the respective Transferor shall in respect of the external relationship, remain the party to the relevant Assumed Agreement, but shall, in respect of the internal relationship with ASK and the respective Transferee, be treated as if the third party has consented to the assumption of the Assumed Agreement.  If permitted by the Assumed Agreement and the relevant third party thereto, ASK shall at the request of Ashland or, as the case may be, SC, cause the respective Transferee to perform the respective Assumed Agreement vis-à-vis the third party as subcontractor, in particular, to fulfill all outstanding warranty claims thereunder on behalf of Ashland or, as the case may be, SC, and the relevant Transferor.  If such sub-contraction is not permitted or feasible, the respective Transferor shall be entitled to terminate the relevant agreement after consultation with Ashland or, as the case may be, SC without any further obligation or liability to ASK or the respective Transferee.

(c) Payments after the Closing Date.  If, after the Closing Date, either (i) the Group Companies, or (ii) the Transferors of the Ashland Transferred Business Assets or, as the case may be, the Transferors of the SC Transferred Business Assets, receive any amounts under the Assumed Agreements or the Excluded Agreements, as the case may be, including, for the avoidance of doubt, under any contract for the performance of a continuing obligation, which should, in accordance with the terms of this Agreement, have been paid to another party then SC, Ashland or ASK, as the case may be, shall procure that the party having received such amount shall forward any such amount, which it has incorrectly received, as follows:

(i) The Transferors of the Ashland Transferred Business Assets jointly, the Transferors of the SC Transferred Business Assets jointly and the Group Companies jointly, shall, by the end of each month, for a period of twelve (12) months after the Closing Date, provide to each other monthly statements showing the amounts owed to, or to be claimed from, the respective other parties as a result of any such incorrect payment.

(ii) Any such amount shall be deemed to be set off against each other immediately after receipt of the respective monthly statements and the residual balance amount owed by one party shall become due and payable no later than on the third (3rd) Business Day of the subsequent calendar month.

(iii) Should the Transferors of the Ashland Transferred Business Assets, or, as the case may be, the Transferors of the SC Transferred Business Assets and the Group Companies, after having received the relevant monthly statements, after reasonable consultation, disagree as to the amounts which shall be deemed to be set off, then (i) Ashland or, as the case may be, SC, and (ii) ASK shall jointly refer the matter in dispute to the Neutral Auditor (as defined in Section 7.4(c) of the Master Formation Agreement), which shall, with binding effect for all Parties, determine any balance amount which would be payable by either (i) the Transferors of the Ashland Transferred Business Assets or, as the case may be, Transferors of the SC Transferred Business Assets or (ii) the Group Companies as a result of the relevant set off.

(d) Separation of Agreements. If and to the extent parts of Assumed Agreement do not pertain to the Carve-Out Business (the "Transferor Parts") the relevant Parties shall jointly use, and shall cause the respective Transferor and Transferee to use, commercially reasonable efforts to separate such Transferor Parts into a new agreement which shall be between the relevant Transferor and the relevant third party to such agreement (the "New Agreement") and amend the relevant Assumed Agreement to exclude the Transferor Parts from it (together the "Separation"). If and to the extent that the Separation requires the consent of the relevant third party, the relevant Parties shall jointly use, and shall cause the respective Transferor and Transferee to use, commercially reasonable efforts to obtain such consent without undue delay.  The relevant Parties shall keep each other informed about these efforts and about the status of the discussions with the respective third party.  If the third party makes its consent dependent on the acceptance of certain conditions which are not materially disadvantageous, the relevant Parties shall or shall cause the respective Transferor and Transferee to accept and implement these conditions.  If the consent of the respective third party cannot be obtained or can only be obtained under conditions which are materially disadvantageous, the relevant Parties shall inform each other without undue delay.  In this case, the respective Transferee shall in respect of the external relationship, remain the party to the relevant Assumed Agreement, but shall, in respect of the internal relationship with the Transferor, be treated as if the third party has consented to the Separation and shall pass on any charges under the Assumed Agreement pertaining to the Transferor Parts to the Transferor.

Section 5.9  Transfer, Termination and Rehiring of Carve-Out Employees; Reasonable Efforts.

(a) Transfer of Employment.  ASK or the respective Transferees will continue to employ with effect from the Closing Date (where employment continues automatically by operation of law), or, will offer employment to commence on the Closing Date (where employment does not continue automatically by operation of law) to, each Carve-Out  Employee (the employees of the Transferred Companies and the Carve-Out Employees are hereinafter collectively referred to as the "Business Employees"). The Business Employees as of the Signing Date are listed in Exhibit 5.9(a)-1.  Such offer of employment, as the case may be, will, with respect to pay, be comparable to the existing pay associated with said Carve Out Employee's employment by the relevant Transferor immediately prior to the Closing Date and recognize years of service at Transferor in connection with participation in the Transferees' benefit plans. Except as required under applicable law, none of ASK or any of the Transferees shall be required to establish, maintain or contribute to any defined benefit plan for the benefit of Carve-Out  Employees employed by the Ashland US Business (each a "US Carve-Out Employee ") or their beneficiaries; and provided further, that (i) each of the U.S. Carve-Out Employees listed in Exhibit 5.9(a)-2 (each an "Employee Eligible for Ashland Plan") shall be eligible to participate in a non-qualified defined benefit plan to be created by Ashland and identical to the qualified defined benefit plan the relevant employee is currently participating in (each a "New Ashland Plan") for the period from the Closing Date until the date on which the relevant Employee Eligible for Ashland Plan reaches at least 80 points or age 55 under the relevant New Ashland Plan, and (ii) the U.S. Carve-Out Employees (except for the Employees Eligible for Ashland Plan that have not reached at least 80 points or age 55) shall be eligible to participate in a tax-qualified defined contribution plan following commencement of employment with the Group or the day after the date on which an Employee Eligible for Ashland Plan reaches at least 80 points or age 55 under the New Ashland Plan, respectively. In case the employment of any Transferred Employee pertaining to the Ashland Carve-Out Business is terminated prior to the second anniversary of the Closing Date by a member of the Group other than for cause, ASK shall cause the relevant Group Company to pay the respective Transferred Employee the higher of the amount to be paid under (i) Ashland's severance policy attached hereto as Exhibit 5.9(a)-3 and (ii) applicable statutory law.

To the extent permitted by law, Ashland or, as the case may be, SC shall provide, and shall cause the respective Transferor to provide, ASK or the respective Transferee with reasonable access to the respective Carve-Out  Employees in the jurisdictions where employment does not continue by operation of law for the purpose of extending and explaining the offers of employment.  As soon as practicable prior to the Scheduled Closing Date, Exhibit 5.9(a)-1 will be updated as of the Scheduled Closing Date to reflect any Business Employees that have been hired, retired or dismissed at any time on or prior to the Scheduled Closing Date.

(b) Transferred Employees Each Carve-Out Employee who (i) continues in employment with ASK or the respective Transferees by operation of law, or (ii) accepts employment with ASK or the respective Transferees pursuant to an offer of employment made pursuant to Section 5.9(a) and commences employment with the applicable employee entity effective as of the Closing Date, as well as each employee of the Transferred Companies, will be referred to in this Agreement as a "Transferred Employee".  ASK agrees to be responsible for, or cause the appropriate Transferee to be responsible for, all Liabilities with respect to the Transferred Employees which accrue on or after the Closing Date.

(c) Information or Notification Obligations.  If and to the extent that the applicable employment law requires that prior to or otherwise in connection with the transfer of a Carve-Out Business to an Transferee either the Transferor or the Transferee provide a notification or certain information to the employees (each, an "Employee

Notification"), Ashland or, as the case may be, SC shall cause each respective Transferor, and ASK shall or shall cause each respective Transferee, to duly and timely submit such Employee Notification to the employees.  If and to the extent that the Employee Notification to be given by either a Transferee or a Transferor requires information about the respective other side, the relevant Party shall upon the respective Transferee's or Transferor's request procure for the duly and timely provision of such information.  The Parties shall, and shall cause their respective affiliates to mutually cooperate in undertaking all reasonably necessary or legally required Employee Notifications or consultations, discussions or negotiations, with employee representative bodies (including any unions or work councils) which represent employees affected by the transactions contemplated by this Agreement.

(d) Objecting or Non-accepting Employees. In case that (i)  a Carve-Out  Employee duly and timely objects to the transfer of the employment relationship to the respective Transferee, or (ii)  a Carve-Out  Employee does not accept the offer of employment extended by an Transferee until the Closing Date, or (iii) a Business Employee is for any other reason not transferred to a Transferee, Ashland or, as the case may be, SC shall cause the respective Transferor to determine in good faith whether there is a vacant position available for any such Business Employee (the "Displaced Employee") with the respective Transferor. In the event a Displaced Employee is terminated and as a result thereof the Transferor is obligated to pay severance to said Displaced Employee, the Group shall reimburse such Transferor for such severance payment so made in the event that it hires said Displaced Employee during the 2-year period following the Closing Date.

(e) No Third Party Beneficiaries.  Nothing contained in this Agreement, expressed or implied, is intended to confer upon any individual any benefits under any employee benefit plan, fund or program including severance benefits or the right to employment or continued employment with ASK or any Transferee for any period by reason of this Agreement.  In addition, the provisions of this Agreement, in particular this Section 5.9, are for the sole benefits of the parties hereto and their respective Affiliates and are not for the benefit of any third parties.

(f) No Employment; No Solicitation.  From the Closing Date until the fifth anniversary thereof, Ashland and SC shall not, without the express written consent of the other party, and shall not permit any of their respective subsidiaries to, employ or solicit for employment with Ashland or SC, as applicable, or any of their respective subsidiaries, any person who is an employee of ASK or any Transferee (or any of their respective subsidiaries) or in any way interfere with the relationship between ASK or any Transferee (or any of their respective subsidiaries) and any such person.  The foregoing restrictions shall not apply to any person whose employment with ASK or any Transferee (or any of their respective subsidiaries), as applicable, terminates involuntarily, and shall not apply to general solicitations or advertisements not specifically directed to employees of ASK or any Transferee or their respective subsidiaries, as applicable, or solicitations by search firms or other similar entities that have not been instructed to solicit such employees.

(g) Cooperation.  The parties hereto shall cooperate in good faith to implement the provisions of this Section 5.9.

(h) Unions; Work Councils.  Prior to the Closing, the Transferred Companies shall fully comply with all notice, consultation, effects bargaining or other bargaining obligations to any labor union, labor organization, works council or group of employees of the Transferred Companies in connection with the transactions contemplated in this Agreement.

Section 5.10  Treatment of Claims of Transferred Companies.  To the extent that a Transferred Company is in possession of a claim that would have been an Excluded Claim had it been associated with a Carve-out Business, ASK shall, or shall cause the affected Transferred Company to reimburse Ashland or SC, as the case may be, the payments received with respect to such claim, less any out-of-pocket expenses related to any actions taken by the Transferred Company in connection with the collection of such claim.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF ASHLAND AND SC

Each of Ashland and SC hereby make the following representations and warranties to ASK or, as the case may be, the relevant Group Company as third party beneficiary with an own right, however, without an own right to claim (the "Ashland Warranties" and the "SC Warranties", respectively).  For the avoidance of doubt, the Ashland Warranties are granted with respect to Ashland, the Ashland Business, the Ashland Transferred Business Assets (including the Ashland Transferred Shares, except for the Ashland ASAV Shares) and the respective Transferors of the Ashland Transferred Business Assets only and the SC Warranties are granted with respect to SC, the SC Business, the SC Transferred Business Assets (including the SC Transferred Shares, except for the SC ASAV Shares) and the respective Transferors of the SC Transferred Business Assets only and further, when the term "Transferred Business" is used in this ARTICLE VI, the Ashland Warranties are made only as to the Ashland Business and the SC Warranties are made only as to the SC Business and neither Ashland nor SC makes any warranty with respect to the AS-Group Business.

The Ashland Warranties and the SC Warranties form an independent guarantee within the meaning of Section 311 (1) German Civil Code irrespective of any fault of Ashland or SC, as the case may be. The statements set forth herein are true and correct on the Signing Date, the Closing Date and, to the extent applicable, on the Local Closing Date, provided, however, that

(a)           representations which are expressly made as of another specific date need to be true and correct as of such date only;

(b)           representations which address any specific circumstances or facts do not allow recourse to a general representation; and

(c)           the Parties understand that the representations shall be subject to the conditions and limitations set forth in this ARTICLE VI, ARTICLE VII and IX and, in view of these conditions and limitations, the representations shall not constitute, in whole or in part, a guarantee concerning the quality of the purchased object within the meaning of Section 443 or Section 444 German Civil Code.

Section 6.1  Organization.  Except as set forth on Schedule 6.1 each of Ashland, SC, the Transferred Companies and each of the Transferors (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation, (ii) has full corporate power and authority to carry on its respective Transferred Business as it is now being conducted or as it is proposed to be conducted by the Global Business Plan and to own its respective Transferred Business Assets, and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing (to the extent that such concept is known in the relevant jurisdiction) in every jurisdiction in which the conduct of its respective Transferred Business requires such qualification, except where the lack of such qualification would not materially impair its ability to conduct the Transferred Business. Ashland has prior to the Signing Date made available in the Data Room to SC complete and correct copies of the certificate of incorporation and by-laws of each Ashland Transferred Company, as presently in effect, and SC has prior to the Signing Date made available in the Data Room to Ashland complete and correct copies of the certificate of incorporation and by-laws of each SC Transferred Company, as presently in effect.

Section 6.2  Authority; Binding Agreement.  Ashland and SC, respectively, have full corporate power and authority to execute and deliver this Agreement and have full corporate power and authority to consummate the transactions contemplated herein.  The execution, delivery and performance by Ashland and SC, respectively, of this Agreement has been duly and validly authorized by all requisite corporate action on the part of Ashland and SC, and no other corporate proceedings or approvals on the part of Ashland or SC are necessary to authorize this Agreement or to consummate the transactions contemplated herein.  This Agreement has been duly executed and delivered by Ashland and SC and, assuming the due authorization, execution and delivery hereof by each other Party, constitutes the legal, valid and binding obligation of Ashland and SC, enforceable against Ashland and SC in accordance with its terms. Prior to the Closing, Ashland and SC will undertake such actions as are necessary to cause their respective Transferors to have full corporate power and authority to consummate the transactions contemplated herein and under the Local Contribution or Sale Agreements applicable to said Transferors.

Section 6.3  No Insolvency.  No insolvency or similar proceedings have been opened or applied for, or, to the Knowledge of Ashland or SC, as the case may be, have been threatened to be, opened or applied for regarding the Transferred Business Assets or the Transferred Companies, and, to the Knowledge of Ashland or SC, as the case may be, there are no circumstances which would require or justify the opening of or application for such proceedings.  No Transferor or Transferred Company is illiquid or over-indebted.

Section 6.4  Consents and Approvals; No Violations.  None of the execution, delivery or performance of this Agreement by Ashland and SC, respectively, the consummation by the Transferors of the transactions contemplated herein or compliance by Ashland and SC, respectively, with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificates of incorporation, the by-laws or similar organizational documents of Ashland, SC and of any of the Transferors, (ii) except for the filings, permits, authorizations, consents and approvals: (x) as may be required under applicable merger control laws or (y) which are not material in nature, require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Transferors or the Transferred Business Assets.

Section 6.5  Ownership of Assets; Good Title Conveyed. The Ashland Non-Current Asset Listings and the SC Non-Current Asset Listings prepared in accordance with Section 4.2 and Section 4.3 are complete and accurate for the Transferred Business Assets as of March 31, 2010.  The Transferors together hold of record and own beneficially, and have good and marketable title to, the Transferred Business Assets, in each case free and clear of any Encumbrance, except for the Permitted Encumbrances.  The consummation of the transactions contemplated herein shall effectively vest in the Group Companies good, valid and marketable title to, and ownership of, all of the Transferred Business Assets free and clear of all Encumbrances, except for Permitted Encumbrances .

Section 6.6  Condition of Assets.

(a) All of the equipment, fixtures and tangible assets included within the Transferred Business Assets have been maintained in accordance with prudent industry practices, including manufacturers' recommendations, and taken as a whole are in good repair and proper operating condition (ordinary wear and tear excepted) and are generally suitable for the purposes for which they are employed, and there was and is no material defect, hazard or dangerous condition with respect to any such asset of the Transferred Business Assets.

(b) The Transferred Business Assets constitute all the material assets, properties, interests in properties and rights necessary for the conduct of the Ashland Business and SC Business, as the case may be, and for the continued conduct of the Business as contemplated by the Global Business Plan, provided, however, (i) that no representation or warranty or guarantee is made under this Section 6.6 regarding the validity or scope of the Transferred Intellectual Property Rights or Licensed Intellectual Property Rights which shall be exclusively dealt with under Section 6.26 and (ii) save for any Ancillary Agreements which will be entered into between Ashland or SC, or their respective designated Affiliates, on the one hand and ASK on the other hand in order to safeguard the operation of the Transferred Business after the Closing Date as contemplated by the Global Business Plan.

(c) Each Transferor or Transferred Company either owns or holds valid leases and/or licenses to the Transferred Information Technology and the Licensed Information Technology. The Transferred Information Technology and the Licensed Information Technology used by the Transferors or Transferred Companies has the capacity and performance necessary to meet, in all material respects, the requirements of the Transferred Business.

This Section 6.6 shall not be construed as a performance guarantee for the achievement of the Global Business Plan.

Section 6.7  Transferred Companies.

(a) Section 2.1(a) sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each Ashland Transferred Company and Section 2.2(a) sets forth the name, jurisdiction of incorporation and authorized and outstanding capital of each SC Transferred Company.  Except as set forth in Schedule 6.7(a), the outstanding capital stock of each Ashland Transferred Company and each SC Transferred Company is owned by the Share Transferors as set forth in Section 2.1(a) and Section 2.2(a), respectively, and such capital stock is free and clear of all Encumbrances and all material claims or charges of any kind or otherwise released of such Encumbrances and claims or charges as of the Closing Date, and is validly issued and non-assessable, and there are no outstanding options, rights or agreements of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of any such Ashland Transferred Companies and SC Transferred Companies, respectively.  Except as set forth in Schedule 6.7(a), no pre-emptive rights, rights of first refusal, subscription rights, option rights, conversion rights or similar rights exist in respect of the Transferred Shares.  There are no agreements which require the allotment, issue or transfer of any debentures in or securities of the Transferred Companies.

(b) With the exception of SKW and WD none of the Transferred Companies is a party to any enterprise agreement within the meaning of Section 291 et seq. German Stock Corporation Act or any equivalent agreement under the laws of any jurisdiction. No Transferred Company  holds any interests in any legal entities with the exception of Ashland Iberia which holds 60% of the outstanding shares in Ashland Portugal and 100% of the outstanding shares in Kemen Manguitos.

(c) The corporate documents (including any shareholders' agreements) accurately reflect the current corporate status of the Transferred Companies.  No resolutions or other statements to amend the corporate documents have been made, and no filings with any commercial register (or with an equivalent corporate authority) in respect of any Transferred Company are pending.  No shareholders' or partners' resolution of any Transferred Company entered into since January 1, 2008 is void or has been challenged or, to the Knowledge of Ashland or SC, as the case may be, threatened to be challenged, by any shareholder or partner of such Transferred Company or any third party. No party to a shareholders' agreement to which a Transferred Company is party has given, or, to the Knowledge of Ashland or SC, as the case may be, is reasonably likely to give, notice of termination of, and, to the Knowledge of Ashland or SC, as the case may be, no circumstances exist which give any party to a shareholders' agreement to which a Transferred Company is party the right to terminate or to modify such shareholders' agreement. Except as set forth in Schedule 6.7(a), the execution and performance of this Agreement or the transactions contemplated hereunder do not trigger any rights of any party under any shareholders' agreement to which a Transferred Company is party.

(d) The Transferred Shares are fully paid up. All contributions have been made in compliance with applicable law and have not been repaid or returned, in whole or in part, whether open or disguised, directly or indirectly.  There are no obligations to make further contributions.

(e) No Transferred Company is a party to any agreement relating to the acquisition or sale of, or an economically equivalent transaction involving, any interests in other legal entities or any business or parts thereof, other than agreements where the material obligations have already been fully performed by all parties thereto.

Section 6.8  Accounting StatementsThe unaudited management accounts for the Ashland Business and for the SC Business for the financial years 2008 and 2009 (collectively, together with the related notes thereto) (the "Management Accounts") are attached hereto as Schedule 6.8(a). The Management Accounts have been prepared on a consistent basis in accordance with the accounting principles of Ashland or SC, respectively; further, the Management Accounts

(i) for the Ashland Business present in accordance with such accounting principles, if interpreted in accordance with US GAAP, fairly in all material respects; and

(ii) for the SC Business present in accordance with such accounting principles, if interpreted in accordance with IFRS, a true and fair view of the assets, fixed or contingent liabilities, earnings and financial position of the Ashland Business and the SC Business, respectively, for the respective period to which they relate.

(b) The carve-out statements for the Ashland Business and for the SC Business as of December 31, 2009 (collectively, together with the related notes thereto) (the "Carve-Out Statements), which are attached hereto as Schedule 6.8(b), contain unaudited (i) consolidated carve-out balance sheets for the Ashland Business and the SC Business, respectively, and (ii) consolidated carve-out profit and loss statements for the Ashland Business and the SC Business. respectively.  The Carve-Out Statements have been in accordance with Ashland's or SC's policies and procedures, which are in accordance with GAAP and IFRS, respectively; further, the Carve-Out Statements

(i) for the Ashland Business present, if interpreted in accordance with US GAAP, fairly in all material respects; and

(ii) for the SC Business present, if interpreted in accordance with IFRS, a true and fair view of the assets, fixed or contingent liabilities, earnings and financial position of the Ashland Business and the SC Business for the respective period to which they relate.

(c) The individual financial statements of the Transferred Companies for the financial years 2008 and 2009 (collectively, together with the related notes thereto) (the "Individual Financial Statements) are attached hereto as Schedule 6.8(c). The Individual Financial Statements have been prepared in accordance with IFRS or local GAAP, as the case may be; further the Individual Financial Statements

(i) for the Ashland Business present, if interpreted in accordance with US GAAP, fairly in all material respects; and

(ii) for the SC Business present, if interpreted in accordance with IFRS, a true and fair view of the assets, fixed or contingent liabilities, earnings and financial position of the Transferred Companies for the respective period to which they relate.

(d) The Management Accounts, the Carve-Out Statements and the Individual Financial Statements were prepared using accounting practices, including capitalization rights and valuation principles, consistent with past accounting practices of Ashland and SC, respectively. Without limiting the generality of the foregoing:

(i) the inventories shown in the Management Accounts, the Carve-Out Statements and the Individual Financial Statements are valued at the lower of cost or net realizable market value, taking into account sufficient adjustments for obsolete or otherwise non-marketable items; and

(ii) sufficient adjustments were made in the Management Accounts, the Carve-Out Statements and the Individual Financial Statements for bad debts or non-collectible receivables, and the accounts receivable are collectible in the ordinary course of business without any withholding rights, rights of set-off or rights of deduction.

(e) Except (i) as disclosed in the Management Accounts, the Carve-Out Statements and the Individual Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the date of such statements, there exists no liability or obligation of any nature, whether or not accrued, contingent or otherwise relating to the Transferred Business.  The provisions (Rückstellungen) reflected in the Management Accounts, the Carve-Out Statements and the Individual Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner to the extent they relate to the Transferred Business.  The Transferred Business Assets do not have any liabilities with respect to the Transferred Business other than the respective Assumed Liabilities. The NewCos (as defined in the Section 2.5(a) of the Master Formation Agreement), which are to be incorporated by Ashland, SC and ASK do not have any liabilities other then liabilities incurred in connection with their incorporation.

Section 6.9  Books and Records.  The books and accounting and other records of the Transferors to the extent they relate to the Transferred Business Assets (i) are in all material respects up to date and contain complete details of all matters required to be recorded under applicable accounting standards or applicable IFRS and (ii) have been maintained in accordance with applicable legal requirements on a proper and consistent basis in each case if and to the extent such books and accounting and other records relate to the Transferred Business.

Section 6.10  Accounts Receivable, Inventory .

(a) Those accounts receivable constituting Transferred Business Assets represent sales actually made in the ordinary course of business, and, except to the extent reserved against, are current and collectible.  Subject to such reserves, each of the accounts receivable either has been collected in full or, to the Knowledge of Ashland or SC, as the case may be, will be collected in full, without any set-off, within one hundred and eighty (180) days after the day on which it became due and payable.

(b) All inventory constituting Transferred Business Assets conforms in all material respects with all applicable specifications and warranties, is not obsolete, is useable or saleable in the ordinary course of business and, if saleable, is saleable at values not less than the book value amounts thereof, except to the extent adequately reserved.

(c) The Transferred Business Assets do not comprise unrecorded liabilities for the purchase or procurement of any good, service or products other than and to the extent reflected in the Closing Balance Sheets.

Section 6.11  Disputed Accounts Payable.  Except as set forth in Schedule 6.11, there are no unpaid invoices or bills representing amounts in excess of EUR 50,000 alleged to be owned on account of the Transferred Business or other alleged obligations of the Transferred Business, which have been disputed or determined to be disputed or refused to pay.

Section 6.12  Absence of Certain Changes.  Except as listed in Schedule 6.12, since December 31, 2009, no Transferor or Transferred Company (provided that subsection (h) shall apply to Transferred Companies only) has with respect to the Transferred Business (each a "Material Change"):

(a) sold, leased, transferred or assigned any of the assets of the Transferred Business Assets, tangible or intangible, other than in the ordinary course of business;

(b) accelerated, terminated, materially modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than EUR 50,000 p.a. to which it is a party other than in the ordinary course of business;

(c) canceled, compromised, waived, or released any right or claim (or series of related rights and claims) involving more than EUR 50,000 other than in the ordinary course of business;

(d) granted any license or sublicense of any rights under or with respect to any intellectual property rights other than in the ordinary course of business;

(e) created or suffered to exist any Encumbrance other then a Permitted Encumbrance upon any of the Transferred Business Assets, tangible or intangible other than in the ordinary course of business, except for any customary retention of title;

(f) granted any extensions of credit other than in the ordinary course of business;

(g) entered into or modified any agreement with or increased the compensation of a manager, executive, officer, director, employee, consultant or agent any of its employees other than in the ordinary course of business;

(h) issued, sold, otherwise disposed of or reacquired any of its capital stock, or granted or reacquired any options, warrants, or other rights to purchase or obtain (including upon conversion or exercise) any of its capital stock, or any securities convertible or exchangeable into any of its capital stock or otherwise changed its capital structure or equity ownership in any way;

(i) entered into financial arrangements for the benefit of any shareholder of the respective Transferor or Transferred Company;

(j) unless included in existing Capex budgets made or committed to make any capital expenditures or entered into any other transaction involving an expenditure in excess of EUR 100,000;

(k) amended or modified any Plan ;

(l) made any change in (i) its methods of accounting or accounting practices, except as required by IFRS or local GAAP, or (ii) its pricing policies or payment or credit practices;

(m) closed any facility or terminated any business with an annual turnover in excess of EUR 50,000;

(n) made any loan, advance or capital contributions to, or any other investment in, any Person other than in the ordinary course of business;

(o) written up or written down any of the Transferred Business Assets other than in the ordinary course of business;

(p) failed in any respect to perform obligations or suffered the occurrence of any default under any contractual obligation in excess of EUR 50,000;

(q) entered into any consultancy agreement involving an annual expenditure in excess of EUR 50,000;

(r) entered into any material business transaction outside of the ordinary course of business or not at arms length’s terms in excess of EUR 50,000; or

(s) committed (orally or in writing) to any of the foregoing.

Section 6.13  Real Property.

(a) Schedule 6.13(a)-1 sets forth lists and the locations of all Real Property of the Transferred Business to be transferred as part of the transactions contemplated herein (the "Transferred Real Property).  True and complete copies of (i) all deeds, title Insurance Policies and surveys relating to such Transferred Real Property and (ii) all documents evidencing all Encumbrances upon such Transferred Real Property have heretofore been furnished to Ashland and SC, as applicable.  Except as set forth in Schedule 6.13 (a)-2, there are no proceedings, claims, disputes or conditions affecting such Transferred Real Property that might curtail or interfere with the use of such property in any material fashion.  Neither the whole nor any portion of such Transferred Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefore, nor has any such condemnation, expropriation or taking been proposed.  No Transferor or Transferred Company is a party to any assignment or similar arrangement under which such Transferor or Transferred Company is assignor of any Transferred Real Property.

(b) Except as listed in Schedule 6.13(b), each Transferor or Transferred Company is the unrestricted legal and beneficial owner of the Transferred Real Property listed and no piece of Transferred Real Property is (i) encumbered with any land charges or mortgages, planning obligations, covenants, options or other encumbrances, other than the Encumbrances set forth in the documents furnished under Section 6.13(a) or the Permitted Encumbrances, (ii) subject to any unregistered or otherwise pending transfer or other disposition or any sale, contribution or other contractual arrangement creating an obligation to transfer any real estate or to create, change or remove any encumbrances, or (iii) subject to any claims for restitution under any laws applicable in the relevant jurisdiction.

(c) The respective Transferor or Transferred Company has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Transferred Real Property in the manner in which such Transferred Real Property is currently being used and operated.  Each Transferor or Transferred Company has all approvals, permits and licenses necessary to own or operate the Transferred Real Property as currently owned and operated or as proposed to be owned and operated in accordance the Global Business Plan, and, except as set forth in Schedule 6.13(c), no such approvals, permits or licenses will be required, as a result of the transactions contemplated herein, to be issued after the date hereof in order to permit the Group Companies, following the Closing Date, to continue to own or operate the Transferred Real Property in the same manner as heretofore or as contemplated by the Global Business Plan, other than any such approvals, permits and licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

(d) Schedule 6.13(d) sets forth a list of all real estate lease agreements and heritage rights with any Transferor (to the extent such agreement of heritage right relates to the Transferred Business) or Transferred Company as lessee or lessor involving an annual rent (without ancillary costs) in excess of USD 50,000 or with a termination period of 12 months or longer (each a "Real Estate Lease Agreement). Each of the Real Estate Agreements is, to the Knowledge of Ashland or SC, as the case may be, in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Real Estate Agreement has given or, to the Knowledge of a Transferor or a Transferred Company, as the case may be is reasonably likely to give, notice of termination, and, no circumstances exist which give any party to a Real Estate Lease Agreement the right to terminate or modify such Real Estate Lease Agreement and (iii) to the Knowledge of Ashland or SC, as the case may be, no party to a Real Estate Lease Agreement is in breach of such agreement or is, or is reasonably likely to become, unable to meet its obligations, and (iv) no Real Estate Lease Agreement requires the consent or approval of the other party thereto in connection with the assignment thereof in order to effectuate the transactions contemplated herein.

Section 6.14  Leases .  Schedule 6.14 contains accurate and complete lists of each lease (other than Real Estate Lease Agreement) constituting a Transferred Business Asset with annual lease payment obligations in excess of USD 50,000, net of any VAT or ancillary expenses or which cannot be terminated within a period of 12 months ("Leases").  The Leases are, to the Knowledge of Ashland or SC, as the case may be, in full force and effect and enforceable against the parties thereto in accordance with their terms.  The leasehold estate created by each such Lease is free and clear of all Encumbrances.  There are no existing defaults by any Transferor or Transferred Company under any of such Leases.  No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any such Lease and, to the Knowledge of Ashland or SC, as the case may be, no party of any of such Lease is, or is reasonably likely to become, unable to meet its obligations thereunder .  No Transferor or Transferred Company has a reason to believe that any lessor under any such Lease will not consent (where such consent is necessary) to the consummation of the transactions contemplated herein without requiring any modification of the rights or obligations of the lessee thereunder.  No lessor under any such Lease has given, or to the Knowledge of Ashland or SC, as the case may be, threatened to give, notice of termination of any such Lease and the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Lease.

Section 6.15  Plant and Equipment.  The plants, structures and equipment included within the Transferred Business Assets are structurally sound and to the Knowledge of Ashland or SC, as the case may be, have no material defects, are in good operation condition and repair and are adequate for the uses to which they are presently being put.  None of such plants, structures or equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.  The roof of each such structure is watertight and in good repair and condition.  No Transferor or Transferred Company has received notification by a competent authority that it is in violation of any applicable building, zoning, health or other law, ordinance or regulation in respect of its plants, structures or operations.

Section 6.16  Environmental Matters.

(a) The Transferred Business as operated by each Transferor and Transferred Company is in compliance in all material respects with the Environmental Laws applicable to the Transferred Business and, to the Knowledge of Ashland or SC, as the case may be, there are no circumstances that may prevent or interfere with such full compliance in the future.

(b) Except as set forth on Schedule 6.16(b), in the past 3 years prior to the Signing Date no Transferor or Transferred Company has received any communication written or oral, whether from a Governmental Entity, citizens, group or employee of such

Transferor or Transferred Company, that alleges that such Transferor or Transferred Company is not in full compliance with any Environmental Laws with respect to operation of the Transferred Business.

(c) Except as set forth on Schedule 6.16(c), there is no Environmental Claim by any Person that is pending, or, to the Knowledge of Ashland or SC, as the case may be, threatened, against any Transferor or Transferred Company with respect to any Transferred Business Asset, or, insofar as it may pertain to any Transferred Business Asset, against any Person whose liability for any Environmental Claim any Transferor or Transferred Company has retained or assumed either contractually or by operation of law.

(d) Except as set forth on Schedule 6.16(d), to the knowledge of Ashland or SC, with respect to any Transferred Business Asset, within the last three years prior to the Signing Date there have neither occurred nor are there any ongoing actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could, form the basis of any Environmental Claim against any Transferor or Transferred Company or, insofar as it may pertain to any Transferred Business Asset, against any Person whose liability for any Environmental Claim any Transferor or Transferred Company has retained or assumed either contractually or by operation of law, or otherwise results in any costs or liabilities under Environmental Law.

(e) Ashland made available to SC and SC made available to Ashland, in each case in the Data Room prior to the Signing Date, a copy of each material assessment, report, datum, result of investigations or audit that has been developed or issued in the past 3 years prior to the Signing Date and is in the possession of or reasonably available to the Transferors regarding environmental matters pertaining to or the environmental condition of the Transferred Business, or the compliance (or noncompliance) by any Transferor or Transferred Company with any Environmental Laws.

(f) Except as set forth on Schedule 6.16(f), with respect to any Transferred Business Asset, no Transferor or Transferred Company is, by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of transactions, required to: (i) perform any site assessment for Materials of Environmental Concern or (ii)  remove or remediate any Materials of Environmental Concern.

Section 6.17  Material Agreements.

(a) Except for the agreements listed in Schedule 6.17(a), none of the Transferors or Transferred Companies is a party to any of the following agreements to the extent pertaining to the Transferred Business (the "Material Agreements"):

(i)  Partnership agreements, stockholder agreements, voting agreements, vote pooling agreements or similar arrangements;

(ii) Enterprise agreements in the meaning of § 291 AktG, i.e. profit and loss transfer or domination agreement or similar agreements between a Transferor and a Transferred Company;

(iii) agreements for carve-outs, split-ups, mergers, amalgamations, spin-offs and other types of restructurings (including asset deals);

(iv) agreements for joint ventures, syndicates, associations, consortiums, co-operations;

(v) loan agreements, credit lines, debt acknowledgements, loan commitments or other funding with banks/financial institutions or any Transferor or Transferred Company as borrower or lender and other instruments evidencing financial indebtedness of or owed to any bank or Transferor or Transferred Company (including cash pool agreements), in each case with outstanding amounts (including interests) in excess of USD 150,000;

(vi) security interests, guarantees, suretyships, letters of comfort, performance or warranty bonds and similar instruments issued by any third party, including, for the avoidance of doubt, any other Affiliate of Ashland and SC, respectively in excess of USD 150,000, to secure any indebtedness or other obligation of any Transferor or Transferred Company or issued by any Transferor or Transferred Company to secure any indebtedness or other obligation of another Affiliate of Ashland, SC or any third party;

(vii) agreements regarding swaps, options, forward sales or purchases, futures and other financial derivatives and combinations thereof;

(viii) factoring agreements, leasing agreements (including financial and operating leasing as well as sale and lease back) and credit sale agreements involving aggregate payments in an amount exceeding USD 250,000;

(ix) agreements relating to any  disposition or acquisition of any assets or rights by or to a Transferor or Transferred Company that have not yet been performed, other than dispositions or acquisitions of inventory or equipment in the ordinary course of business involving aggregate payments of less than USD 150,000;

(x) agreements relating to capital expenditures involving an amount exceeding USD 200,000;

(xi) license agreements with any Transferor or Transferred Company as licensee or licensor which resulted during the last fiscal year, or are likely to result during the current fiscal year, in annual royalties in excess of USD 75,000;

(xii) lease agreements regarding the Transferred Business Assets other than real estate with any Transferor or Transferred Company as lessee or lessor involving an annual rent in excess of USD 50,000;

(xiii) agreements with customers which resulted during the last fiscal year, or are likely to result in an annual net revenue exceeding USD 1,000,000;

(xiv) purchase or service orders or other purchase or service commitments by customers of the Transferors or Transferred Companies for any goods or services with a purchase price or other consideration exceeding USD  100,000 or longer with term longer than three (3) years;

(xv) agreements with suppliers of any goods or services which resulted during the last fiscal year, or are likely to result during the current fiscal year, in payments in excess of USD 300,000 or with supply restrictions for a Transferor or a Transferred Company;

(xvi) purchase or service orders or other purchase or service commitments by a Transferor or Transferred Company to suppliers for any goods or services with a purchase price or other consideration exceeding USD 50,000 or which cannot be terminated within a period 12 months;

(xvii) service or delivery contracts with utility providers with an annual consideration of more than USD 100,000;

(xviii) agreements with commercial agents, authorized dealers, franchisees, distributor and other sales agents;

(xix) agreements with Governmental Entities excluding however such agreements by which the public authorities is a customer;

(xx) consultancy agreements and research and development agreements providing for an annual remuneration exceeding USD 50,000;

(xxi) agreements with suppliers and competitors which contain non-compete provisions or other clauses regarding price maintenance or supply restrictions;

(xxii) agreements with Ashland, SC and Affiliates of Ashland and SC, as the case may be, to the extent they are not being transferred to the Group in accordance with the transactions contemplated hereunder; and

(xxiii) agreements outside the ordinary course of business or not concluded at arms length's terms containing obligations of the Transferor or a Transferred Company in excess of USD 50,000.

To the extent an agreement is described above reasonable complete details of such agreement have been made available to the other Party via the Data Room.

(b) Except as listed in Schedule 6.17(b), (i) the Material Agreements are, to the Knowledge of Ashland or SC, as the case may be, in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Material Agreement has given or, to the Knowledge of Ashland or SC, as the case may be is reasonably likely to give, notice of termination, and, to the Knowledge of Ashland or SC, as the case may be, no circumstances exist which give any party to a Material Agreement the right to terminate or modify such Material Agreement and (iii) to the Knowledge of Ashland or SC, as the case may be, no party to a Material Agreement is in breach of such agreement or is, or is reasonably likely to become, unable to meet its obligations, and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Material Agreement.

Section 6.18  Suppliers.  With respect to the Transferred Business, since January 1, 2010, there has not been any material adverse change in the business relationship with any supplier from whom a Transferor or Transferred Company purchased more than 20 % of the goods or services (on a consolidated basis) which it purchased during the past twelve months.

Section 6.19  Licenses.  With respect to the Transferred Business, since January 1, 2010, no material licensor or licensee has cancelled or otherwise modified its relationship with any Transferor or Transferred Company and (i) no such Person has advised Ashland or SC, as the case may be, of its intent to do so, and (ii) the consummation of the transactions contemplated herein will not adversely affect any of such relationships.

Section 6.20  Insurance.

(a) The insurance policies maintained for the Transferred Business (the "Insurance Policies") provide insurance against all risks against which insurance is customarily sought for businesses comparable to the Transferred Business and the coverage is sufficient to adequately cover such risks.  The Transferors and Transferred Companies have duly paid all premiums and, since January 1, 2009 have complied with all other material obligations under the Insurance Policies.

(b) There are no claims pending under any Insurance Policy with respect to the Transferred Business in excess of EUR 250,000, other than excluded Claims and there are no facts which could give rise to any such claims.

Section 6.21  Litigation; Product Liability.

(a) There is no action, suit, inquiry, proceeding or investigation by or before any court or Governmental Entity pending, or to the Knowledge of Ashland or SC, as the case may be, threatened, against or involving the Transferred Business, or which questions or challenges the validity of this Agreement or any action taken or to be taken in connection with the transactions contemplated herein; and, to the Knowledge of Ashland or SC, as the case may be,  there is no valid basis for any such action, proceeding or investigation.  No Transferor or Transferred Company is subject to any judgment, order or decree which, to the Knowledge of the Transferor may have an adverse effect on the business practices or conduct of the Transferred Business as contemplated by the Global Business Plan or on its ability to acquire any property.

(b) Except as listed in Schedule 6.21(b) the products designed, manufactured or distributed in connection with the Transferred Business and the services rendered in relation thereto prior to the Closing Date do not suffer from any defects which give or could give rise to any product liability or warranty claims and no such claims have been raised against any Transferor or Transferred Company within the last twenty-four (24) months.

Section 6.22  Compliance with Laws.

(a) Unless otherwise disclosed in Schedule 6.22(a), the Transferors and Transferred Companies have complied and will be in compliance in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all applicable federal, state, local and foreign Governmental Entities that affect the Ashland Business and/or the Ashland Transferred Business Assets or the SC Business and/or the SC Transferred Business Assets, as the case may be, and, since June 1, 2007, no notice, charge, claim, action or assertion has been received by any Transferor or Transferred Company or has been filed, commenced or, to the Knowledge of Ashland or SC, threatened, against any Transferor or Transferred Company alleging any material violation of any of the foregoing.

Since June 1, 2007, no Governmental Entity has at any time challenged or questioned the legal right of a Transferor or Transferred Company to design, market, offer or sell any of the services or products of the Transferred Business in the present manner or style.  The representations set in Section 6.22(a), Section 6.22(b), Section 6.22(c) and Section 6.22(e) are not made with respect to Environmental Laws, which are the subject of Section 6.16.

(b) Neither Ashland nor SC nor any of their respective Transferors or Transferred Companies, including each of their respective Directors, Officers and employees, has, directly or indirectly, in connection with the Transferred Business (i) used any funds for bribes, other unlawful purposes or political contributions in violation of applicable laws, (ii) requested or accepted any bribes or other unlawful benefits, (iii) established or maintained any funds or assets that have not been properly recorded in the books and records of the Transferors or Transferred Companies, or (iv) have otherwise violated any statutory provisions prohibiting unlawful or unethical business practices, including the FCPA.

(c) Neither Ashland nor SC nor their respective Transferors or Transferred Companies has directly or indirectly, in connection with the Transferred Business engaged in any unlawful antitrust practices, including but not limited to the fixation of prices, abuse of a dominant position or the like.

(d) Except as set forth on Schedule 6.22(d)-1 each Transferor and Transferred Company holds Permits. Except as set forth in Schedule 6.22(d)-2 the Permits are (i) in full force and effect and have not been challenged by any third party and there are no circumstances which would justify such a challenge and (ii) no proceedings regarding a revocation or withdrawal of any Permit have been initiated or to the Knowledge of Ashland or SC, as the case may be, threatened and (iii) each Transferor and Transferred Company is and within the last three (3) years prior to the Signing Date has been in compliance in all material respects with the terms and conditions of the Permits (including without limitation any ancillary provisions thereto).

(e) All public grants, allowances, aids and other subsidies in whatever form (the "Public Subsidies") received by the (i) Transferors relating to the Transferred Business and (ii) Transferred Companies since June 1, 2007 are listed in Schedule 6.22(e) and such list indicates the nature of the Public Subsidy and dates of any administrative orders, agreements or other instruments on which basis the Public Subsidy was given, the entity which received the Public Subsidy and the amounts received.  No proceedings regarding a revocation or withdrawal of a Public Subsidy have been initiated, or to the Knowledge of Ashland or SC, as the case may be, threatened, and there are no circumstances, which would justify the initiation of such proceedings.  Each Transferor or Transferred Company is in full compliance with its obligations under or in connection with the Public Subsidies, including the obligations under any ancillary provisions in the respective orders or agreements thereto.  No Transferor or Transferred Company is obliged under the Public Subsidies to maintain a certain level of employees or to make any investments.  No Public Subsidy will have to be repaid in whole or in part due to the execution or consummation of this Agreement or the transactions contemplated hereunder.

Section 6.23  Employees.

(a) Schedule 6.23(a) includes for each Transferor (with regard to Carve-Out  Employees) and Transferred Company a correct and complete list of its (i) directors and officers and (ii) employees with (a) a fixed annual gross salary in excess of EUR 100,000, (b) a fixed term of employment of more than two (2) years, (c) a notice period of more than six (6) months, (d) a contractual entitlement to a severance payment in excess of three (3) monthly gross salaries, or (e) other contractual entitlements to cash or non-cash benefits the aggregate individual or annual value of which exceeds EUR 50,000, in each case provided that such individuals pertain to the Transferred Business (collectively the "Material Employees").  Such list correctly states for each Material Employee the date of his/her service or employment contract and the nature and date of all ancillary agreements, amendments, side letters, waivers and similar documents, if any (such contracts are hereinafter referred to as the "Material Personnel Contracts").

(b) Except as listed in Schedule 6.23(b), (i) the Material Personnel Contracts are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Material Personnel Contract has given, or to the Knowledge of Ashland or SC, as the case may be, or is reasonably likely to give, notice of termination, and, to the Knowledge of Ashland or SC, as the case may be, no circumstances exist which give any party to a Material Personnel Contract the right to terminate or modify such Material Personnel Contract and (iii) no Transferor or Transferred Company is in breach of a Material Personnel Contract or is reasonably likely to become unable to meet its obligations thereunder, and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Material Personnel Contract other than notice, consultation and other similar rights as required by applicable law.

(c) After the Closing Date no Plan will apply to the Transferred Employees and no Group will be subject to any Plan or any liability, commitment or obligation under any Plan to which any Transferor, Transferred Company or ERISA Affiliate was or is subject, in each case other than those listed in Schedule 6.23(c)-1( the "Transferred Plans"). Each Transferred Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including ERISA and the Code. All obligations under or in connection with the Transferred Plans have been fulfilled. With the exception of such Transferred Plans listed in Schedule 6.23(c)-2, all funding obligations under or in connection Transferred Plans appertaining to periods until the Closing Date are fully funded according to the requirements established by law and the Transferred Plans documents based upon the funding assumptions used in the most recent financial or actuarial reports prepared for the commitments under the Transferred Plans.

(d) Schedule 6.23(d) includes with respect to all Transferred Employees a correct and complete list of any applicable (i) reconciliation of interest agreements (Interessenausgleiche) and social plans (Sozialpläne); (ii) collective arrangements, whether in the form of general commitments (Gesamtzusagen), standard terms of employment (vertragliche Einheitsregelungen), works agreements (Betriebsvereinbarungen), collective bargaining agreements (Tarifverträge); and (iii) any other employment-related documents or arrangements which restrict the employer's freedom to dismiss any employee or to change the terms of their employment (including restrictions in the form of an obligation to make, in the case of dismissals or changes to terms of employment, any payments) (the "Collective Agreements").

(e) Schedule 6.23(e) includes a list of those Transferred Employees who have been identified by ASK as "Key Employees".  Except as set forth in Schedule 6.23(e) as of the Signing Date (i) the service or employment agreements of each of the Key Employees (the "Key Employee Contracts") are in full force and effect and enforceable against the parties thereto in accordance with their terms, (ii) no party to a Key Employee Contract has given, or to the Knowledge of Ashland or SC, as the case may be, or is reasonably likely to give notice of termination, and to the Knowledge of Ashland or SC, as the case may be, no circumstances exist which give any party to a Key Employee Contract the right to terminate or modify such Key Employee Contract, (iii) to the Knowledge of Ashland or SC, as the case may be, no party to a Key Employee Contract is in breach of such agreement or is reasonably likely to become unable to meet its obligations, and (iv) the execution or consummation of this Agreement or the transactions contemplated herein do not trigger any rights of any party to a Key Employee Contract.

(f) To the Knowledge of Ashland or SC, as the case may be, there are no indications that any director, officer or employee of any of the Transferred Companies or any of the Transferred Employees suffers from any occupational disease and no such indications have been notified to any (including statutory) insurance provider (if any).

Section 6.24  Individual and Collective Labor Matters.

(a) Except as set forth on Schedule 6.24(a), the Transferors and Transferred Companies have in the last three (3) years prior to the Closing Date not experienced any disputes with Governmental Entities with respect to labor matters (in particular, regarding disabled Persons and repayment duties).

(b) The Transferors and Transferred Companies are with respect to the Transferred Business in compliance in all material respects with those laws and regulations dealing with wages and any other remuneration, hours and working time, vacations and working conditions for their employees, including health and safety regulations.  All compensation and withholding obligations of the Transferors and Transferred Companies to or in respect of their current and former employees within the Transferred Business for periods prior to the Closing Date have been fulfilled or have been properly provided for in the Management Accounts.

(c) Except as set forth on Schedule 6.24(c),

(i) no Transferor or Transferred Companies are, with respect to the Transferred Business, party to, or bound by, any labor agreement, collective bargaining agreement, any labor union, labor organization or works council;

(ii) no labor union, labor organization, works council, or group of employees of the Transferred Business has made a pending demand for recognition or certification, and, to the Knowledge of Ashland or SC, as the case may be, there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority; and

(iii) to the Knowledge of Ashland or SC, as the case may be, there are no labor union organizing activities with respect to any employees of the Transferred Business.

(d) In the last three (3) years prior to the Closing Date, there has been no actual or, to the Knowledge of Ashland or SC, as the case may be, threatened material arbitrations, material grievances, labor disputes, strikes, lockouts, slowdowns or work stoppages against or affecting the Transferred Business.

Section 6.25  Tax Matters.

(a) All Tax Returns required to be filed on or before the Closing Date with respect to the Transferred Business have been or will be timely filed by each Transferor or Transferred Company on or before the Closing Date in all jurisdictions in which such Tax Returns are required to be filed and all such Tax Returns are or will be true, correct, and complete. All Taxes shown to be due on such Tax Returns have been or will be timely paid in full, except for Taxes being contested in good faith and for which adequate reserves have been established and maintained in accordance with applicable IFRS or local GAAP, specifically listed on Schedule 6.25(a). All social security (Sozialversicherungsbeiträge) or other similar contributions imposed by any Governmental Entity have duly been paid.

(b) All Transferred Companies have maintained sufficient and accurate records, especially information required to support Tax Returns, information that has been or may be filed, lodged or submitted to any Tax Authority or is required to be kept under any applicable Tax law, including documentation legally required for transfer pricing purposes.

(c) No statute of limitations of any jurisdiction regarding the assessment or collection of Taxes with respect to the Transferred Business has been extended or waived, or such extension or waiver has been requested.

(d) Except as listed in Schedule 6.25(d)

(i) there are no audits other than routine audits in the ordinary course of business, claims, assessments, levies, administrative proceedings, or lawsuits pending, or to the Knowledge of Ashland or SC, as the case may be, threatened or proposed, against the Transferred Business by any Tax Authority; and

(ii) no Transferor or Transferred Company has received any written Tax ruling or entered into or is currently under negotiations to enter

(iii) into any agreement with any Tax Authority, which could reasonably be expected to affect any taxable year or other taxable period ending after the Closing Date or for which the statute of limitations has not expired.

(e) None of the Transferred Companies (i) is a party to, is bound by, or has any obligation under any Tax Sharing Agreement, or (ii) has any potential liability or obligation (for Taxes or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreement.

(f) There are no liens for Taxes on any of the Transferred Business Assets, except for Taxes not yet due and payable.

(g) No claim has ever been made by a Tax Authority in a jurisdiction where a Tax Return is not filed by, or with respect to the Transferred Business, that any Transferor or any of the Transferred Companies are or may be subject to taxation in that jurisdiction.

(h) Each Transferor and Transferred Company has withheld and paid in full all Taxes required to have been paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(i) The tax loss carry forwards of the Transferred Companies exist in the amounts as may be calculated from the Individual Financial Statements.  Except as set forth on Schedule 6.25(i) such tax loss carry forwards are not the subject of any litigation or challenge by any Tax Authorities and there are no circumstances that would justify such challenge.

(j) Except for SKW and WD ("Steuerliche Organschaft"), none of the Transferred Companies have or will have, with respect to any Pre-Closing Period or Straddle Period, any liability for the Taxes of any other Person, as a transferee or successor, or as a result of (i) operation of law or (ii) the relevant Transferred Company being a member of an affiliated, consolidated, unitary, combined or similar Tax group.

(k) None of the Transferred Companies is a party to any "listed transaction", as defined in Treasury regulation section 1.6011 – 4.

(l) No power of attorney regarding Tax matters that currently is in effect has been granted by any of the Transferred Companies.

Section 6.26  Intellectual Property.

(a) The respective Transferors, the Transferred Companies and ALIP  are (i) the sole and exclusive owner of the Transferred Intellectual Property Rights and of all Licensed Intellectual Property Rights free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Except as set forth on Schedule 6.26(b) all registrations and applications for Patents and Trademarks have been duly maintained and have not lapsed, expired or been abandoned, and no registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

(c) There are no obligations for compensation and other claims of employee inventors pertaining to the Transferred Intellectual Property Rights.

(d) Except as set forth on Schedule 6.26(d)-1, to the Knowledge of Ashland or SC, as the case may be, there is no infringement or other violation of any Transferred Intellectual Property Rights or Licensed Intellectual Property Rights by any third party and the conduct of the Transferred Business as currently conducted does not conflict with, infringe, dilute or misappropriate in any way on any intellectual property right of any third party.  Except as set forth on Schedule 6.26(d)-2, there is no suit, action or proceeding pending, or to the Knowledge of Ashland or SC, as the case may be, there is no claim, and action or proceeding  threatened, against any Transferor or Transferred Company (i) alleging any infringement, violation, dilution or misappropriation of any third party's intellectual property rights or (ii) challenging the ownership, use, validity or enforceability of the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights.

(e) Except as set forth on Schedule 6.26(e), all consents, and authorizations by or with Governmental Entities necessary with respect to the consummation of the transactions contemplated herein, as they may affect the Transferred Intellectual Property Rights and the Licensed Intellectual Property Rights, have been obtained or will be obtained prior to the Closing Date.

(f) Except as set forth on Schedule 6.26(f), neither a Transferor, a Transferred Company or ALIP has entered into any consent, indemnification, forbearance to sue, settlement agreement or cross-licensing arrangement with any Person relating to the Transferred Intellectual Property Rights or the Licensed Intellectual Property Rights, or in connection with the Transferred Business, relating to the intellectual property rights of any third party.

(g) No Transferor, Transferred Company or ALIP is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Transferred Intellectual Property Rights or Licensed Intellectual Property Rights.

Section 6.27  Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

Section 6.28  Currency Conversion.  For the purposes of this ARTICLE VI the currency conversions shall be determined using the European Central Bank's fixing rates as published on its website (www.ecb.int) shortly after 2.15pm. Central European Time on June 1, 2010.

ARTICLE VII

REMEDIES FOR BREACH OF WARRANTY AND LIMITATIONS

Section 7.1  Breach.  In the event that any of the representations contained in ARTICLE VI is incorrect, incomplete or misleading (a "Breach"), Ashland or SC, as the case may be, shall subject to the application of ARTICLE VIII and the remainder of this ARTICLE VII, put ASK, and/or at ASK's election, the Group Company affected by such Breach, in the same position they would be in if the representation had been correct and complete or not misleading, either by: (i) providing for such position in kind, or, (ii) if it is impractical to provide such position in kind, by paying to ASK, and/or at ASK's election, the Group Company affected by such Breach the monetary amount necessary  to compensate  ASK and/or the Group Company affected by such Breach for the Losses associated with such Breach.  If and to the extent that the remediation in kind with respect to Losses creates a taxable income for ASK or the Group Companies, the Losses shall include the amount of the resulting taxes.  Any advantages resulting from the Breach shall be taken into account only as and when they have actually been received.  Unless provided otherwise herein, Sections 249 through 254 German Civil Code shall apply.

Section 7.2  Exclusion of Claims for Breach.  Ashland and SC shall not be liable for a Breach, if and to the extent that

(a) any of the Group Companies have caused or aggravated such Breach or any Loss resulting therefrom or failed to mitigate Losses;

(b) the amount of the Losses caused by such Breach (i) is recovered, (ii) could with reasonable efforts be recovered, or (iii) could with reasonable efforts have been recovered in each case from a third party, including under an Insurance Policy;

(c) the circumstances giving rise to the Breach are specifically reflected or reserved against in the respective Closing Date Balance Sheet or Closing Date Net Asset Values Statement (each as defined in the Master Formation Agreement);

(d) the payment or settlement of the Losses results in a Tax relief or other benefit to any of the Group Companies;

(e) the facts, circumstances or events forming the basis of a Breach have been specifically disclosed in those schedules, which are relevant to the representations contained in ARTICLE VI, and for purposes hereof, disclosure of any matter, fact, or circumstance in any schedule to this Agreement shall be deemed to be disclosure thereof for purposes of any other schedule to the extent the relevance of such disclosure is reasonably apparent and could have been reasonably expected under such other schedule; the limitation under this Section 7.2(e) shall not apply if the underlying facts have not been disclosed in reasonable detail in the Data Room prior to the Signing Date; or

(f) the Breach results from, or its consequences are after the date of this Agreement increased by, the passing of or any change in any law, statute, ordinance, rule, regulation, common law rule or administrative practice of any Government Entity.

Section 7.3  De Minimis Amount; Deductible; Cap.

(a) Each of Ashland and SC shall not be liable for a Breach under this Agreement unless and until (i) an individual Loss (it being understood that all Losses arising from the same event, condition or set of circumstances shall be considered as an individual Loss for purposes of such calculation) exceeds EUR 25,000 (in words: Euro twenty five thousand) (the "De Minimis Amount"), and (ii) the aggregate Loss exceeding such De Minimis Amount exceed EUR 500,000 (in words: Euro five hundred thousand ) (the "Deductible").  If the Deductible is exceeded, ASK or the relevant Group Company shall be entitled to payment of any Loss (excluding individual Losses falling below the De Minimis Amount) in excess of the Deductible (Freibetrag).

(b) Each of Ashland's and SC's aggregate liability for all Breaches and claims under this Agreement, taken together, shall not exceed 20% (twenty percent) of the Transferred Business transferred by each of Ashland or SC, respectively (the "Cap"); provided, however, that the Cap shall not apply for any liability for a Breach of the representations set forth in Section 6.1 to Section 6.5, Section 6.7(a), Section 6.13(b), Section 6.16(a), Section 6.16(c), Section 6.16(d), Section 6.20, Section 6.21, Section 6.22, Section 6.25, Section 6.26(a) and Section 6.26(c), which shall be unlimited.

Section 7.4  Time Limitations.  All claims arising under ARTICLE VI of this Agreement shall be time-barred within twenty-four (24) months after the Closing Date, except for claims arising under (i) Section 6.1 to Section 6.5, Section 6.7(a), Section 6.13(b), Section 6.26(a) and Section 6.26(b) which shall be time-barred within 8 years after the Closing Date, and (ii) Section 6.25 which shall be time-barred six (6) months after the relevant Tax assessment has become final, binding and non-appealable, or, in case of a secondary profit and loss transfer Loss, six (6) months after the secondary profit and loss transfer Loss has been raised against WD or SKW, and,  or in countries where there is no practice of regular Tax assessments ten (10) years from the Closing Date.  For the avoidance of doubt, any claims arising under ARTICLE VIII of this Agreement (Indemnifications) shall constitute an independent liability regime and shall become time-barred in accordance with the specific provisions stipulated therein.  All claims for Loss due to Breach shall only be suspended by a timely notification in accordance with Section 9.1 and the filing of a respective lawsuit.

ARTICLE VIII

FURTHER INDEMNIFICATIONS

Section 8.1  Indemnification for Excluded Liabilities.

(a) The Parties intend that only (i) Assumed Liabilities in case of the Carve-Out Businesses and (ii) Transferred Liabilities in case of Transferred Companies shall be economically assumed by or transferred to the Group Companies and all Excluded Liabilities shall remain economically with Ashland and SC respectively.  Therefore, each of Ashland and SC, respectively, shall indemnify and hold harmless ASK or, at the election of ASK, the relevant Group Company as third party beneficiary without an own right to claim from and against any Losses resulting from or in connection with an Excluded Liability related to the Ashland Business or the SC Business, as the case may be, in accordance with Section 8.2 and/or Section 8.4 in case of an Environmental Loss and Section 8.3 regarding Taxes.  If and to the extent that the indemnification creates a taxable income for the relevant Group Company, the Losses shall include the amount of the resulting taxes.  For the avoidance of doubt any indemnification of any Excluded Liabilities related to or arising from an Environmental Loss or a Loss associated with unpaid Taxes shall be governed exclusively by Section 8.2, Section 8.3 and/or Section 8.4.

(b) In furtherance of Section 8.1(a) above, the obligation to indemnify for Excluded Liabilities arising out of or relating to breaches of anti-trust, anti-corruption or other applicable laws in connection with the operation of the Ashland Business or the SC Business (see ARTICLE I, Excluded Liabilities (g)) ("Compliance Breaches") shall also apply with respect to Compliance Breaches that have been committed prior to the Closing Date but continued thereafter (e.g. undiscovered fixing of prices) without Knowledge of ASK; provided however, that this shall not apply for Compliance Breaches committed after the second  anniversary of the Closing Date. For the purposes of this Section 8.1(c) "Knowledge of ASK" shall mean positive knowledge of the management board of ASK and such knowledge the management board of ASK could have obtained had it conducted its affairs without gross negligence.

(c) No right under this Section 8.1 shall be limited, time barred or restricted by the limitation set forth in ARTICLE VII or Section 8.2 through Section 8.8, provided however, that any claim under this Section 8.1 shall become time barred 30 years after it has arisen (Anspruch entstanden within the meaning of Sec. 199 of the German Civil Code (BGB)).

Section 8.2  Environmental Indemnification.

(a) Environmental Indemnification.  The indemnification under Section 8.1 shall, subject to this Section 8.2, apply in case of any Environmental Loss attributable to the Ashland Business or the SC Business, as the case may be, to the extent such Environmental Loss relates to or arises out of actions, events, or conditions first originating or occurring on or before the Closing Date.  ASK shall indemnify and hold harmless Ashland and/or SC, as the case may be, at the election of Ashland and/or SC, the relevant Affiliate of Ashland and/or SC as third party beneficiary without an own right to claim from any Environmental Loss, which relates to or arises out of actions, events, or conditions first originating or occurring after the Closing Date.  Without altering or affecting in any manner the provisions of Section 8.2(e) or Section 8.2(f), to the extent that two or more of Ashland or SC or their respective Transferors and ASK or any Transferee are liable hereunder with respect to the same Environmental Loss, the Environmental Loss will be apportioned among Ashland or SC or the applicable Transferor and ASK or the applicable Transferee in proportion to the extent to which the activities of each party contributed to the cause of the Environmental Loss, taking into consideration all pertinent factors, including the length of ownership by such parties of the affected property during the time of the act, event or occurrence giving rise to the Environmental Loss and the use made of such property by such parties. Without limiting the generality of the foregoing, the Parties are in agreement, that Losses incurred in connection with the subject matters set forth on Exhibit 8.2(a) shall constitute Environmental Losses which shall be deemed to relate to or arise out of actions, events, or conditions originating or occurring on or before the Closing Date.

(b) Procedure for Asserting Environmental Losses.  In the event that after the Closing Date any Party shall suffer an Environmental Loss subject to indemnification under Section 8.2(a), such Party (the "Claimant") shall as soon as reasonably practical after discovery of the relevant facts give the Party responsible for the indemnification of such Environmental Loss is made (the "Responding Party") written notice of such Environmental

Claim.  Before taking any measures to remediate the issues associated with the Environmental Claim (the "Remedial Measures"), other than such measures which are necessary to remove an immediate danger to the human health, natural resources or material assets, the Responding Party shall give the Claimant the reasonable opportunity to comment upon the Remedial Measures and shall take the Claimant's comments into reasonable consideration.  The Responding Party shall have the right to direct and control (A) any Remedial Measures, including determining the scope, extent, duration and cost of such Remedial Measures, (B) the defense of any Environmental Claims raised by a third party (C) all discussions, negotiations and proceedings with Governmental Entities and third parties in connection therewith; provided that the Responding Party shall not (i) unreasonably interfere with any ongoing operations or the conduct of the Claimant's business or (ii) select Remedial Measures that would materially interfere with the Claimant's operations or business or materially impair the value of the Claimant's property, business or assets.

(c) Appointment of Neutral Environmental Expert.  If the Responding Party objects to the basis for the assertion of the Environmental Claim, it shall deliver to the Claimant, on a timely basis, a notice setting forth the basis for such objection and the Parties to the dispute shall attempt in good faith to settle the disagreement considering the factors set forth in the last sentence of Section 8.2(a).  If said Parties cannot settle the disagreement within three months after receipt of the statement of objections, then said Parties may present the matter to a neutral environmental expert from a recognized environmental consulting firm to be jointly designated by the disputing Parties (the "Neutral Environmental Expert").  If the disputing Parties cannot agree on the Neutral Environmental Expert within ten Business Days after the respective request for such designation, the Neutral Environmental Expert shall be appointed by the president of the Munich chamber of commerce and industry (Industrie- und Handelskammer, München) at the request of either Party to the dispute after consideration of the proposals and comments by the disputing Parties. The disputing Parties shall jointly instruct the Neutral Environmental Expert to decide the issues in dispute in accordance with the provisions of this Section 8.2.  The costs and expenses of the Neutral Environmental Expert shall be borne by the disputing Parties in equal parts.

(d) Determination of Causation by Neutral Environmental Expert. In case the cause of the Environmental Loss cannot be evidently assigned to any of the Parties, said Environmental Loss shall be split between the Parties on the basis of the ratio of liability (Haftungsquote) determined with binding effect for each Party by the Neutral Environmental Expert, whereas the ratio of liability shall be assigned by the Neutral Environmental Expert on the basis of the assumed probability of the causal share in the causation.

(e) Sliding Scale. In case the allocation of the Environmental Loss cannot be determined by the disputing Parties under Section 8.2(c) or by the Neutral Environmental Expert, the Environmental Loss shall be split between the disputing Parties as follows:

Number of Years Commenced following the Year in which the Closing Date Occurs	Ratio of Environmental Loss Assigned to Ashland or SC	Ratio of Environmental Loss Assigned to the Group
1	n*/(n+1)	1/(n+1)
…2	n/(n+2)	2/(n+2)
…
20**	n/(n+20**)	20**/(n+20**)
* Whereas n shall be defined as the number of years in which the business activity giving rise to the Environmental Loss was conducted by Ashland or SC, as the case may be.

** The number 20 shall be replaced by the number 30 for all Environmental Losses that are subject to the thirty (30) year time limitation in accordance with Section 8.2(f)(i) below.

The ratio of Environmental Loss assigned to the Parties pursuant to the above table shall be determined as of the date on which the Party notified in writing the other Party of the respective Environmental Claim.

(f) Statute of Limitations.

(i) Except as set forth in the following sentence, any claims for an Environmental Loss by ASK or any Group Company under this Section 8.2 shall become time-barred if not asserted within twenty (20) years from the Closing Date. Notwithstanding the foregoing, any claims by ASK or any Group Company for an Environmental Loss attributable to the Cleveland East site or the Cleveland West site of the Ashland Business or to the Mundwa site of or the Wadki site of AMSC shall become time barred if not asserted within thirty (30) years from the Closing Date. Claims for Environmental Losses that have been asserted within the twenty (20) or thirty (30) year time period set forth above in this Section 8.2(f)(i) shall not become time barred and be unlimited, provided however, that any such claim shall become time barred 30 years after it has arisen (Anspruch entstanden within the meaning of Sec. 199 of the German Civil Code (BGB)).

(ii) The claims for Environmental Losses related to those matters set forth on Exhibit 8.2(a) shall be deemed to have been asserted on the Closing Date for the purposes of this Section 8.2.

(g) Cooperation; Access.  In the event that the Responding Party undertakes Remedial Measures, the Claimant shall:

(i) cooperate with Responding Party in (a) handling any claim; (b) performing and completing any Remedial Measures, including, without limitation, executing, as soon as practicable, all permits, applications, filings, assignments and other instruments required by applicable Governmental Entities and providing copies of all materials requested by Responding Party relating to Remedial Measures; (c) upon request, and as soon as practicable thereafter, delivering to Responding Party copies of all files, records, documents, instruments and certificates in the possession and control of the Claimant and not previously provided to Responding Party, relating to the Transferred Real Property, the presence of Materials of Environmental Concern thereat and other conditions which are of reasonable interest to Responding Party; and (d) the performance of any further ministerial actions (include Claimant’s consent to and effectuation of such use restrictions or controls (via methods including a deed restriction or other institutional controls requiring continued industrial use of the Transferred Real Property)) reasonably necessary to effectuate completion of any Remedial Measures;

(ii) grant to the Responding Party, its employees, consultants, contractors or designated representatives license to enter upon any Transferred Real Property in order to conduct any such Remedial Measures or take such other actions as may be required to meet its obligations under this Agreement, including the taking of soil samples or installation of groundwater monitoring wells and the sampling soils and wells as needed in specific areas of concern. The license granted herein will terminate at such time as Responding Party’s obligations under this Agreement terminate.

(h) Any indemnification obligations for Environmental Losses shall further be limited as set forth below:

(i) A Responding Party shall be responsible for Environmental Losses related to the Cleanup of Materials of Environmental Concern only to the extent that: (A) the Remedial Measures selected use the least stringent Remediation Standards (including, without limitation, the use of institutional controls or deed restrictions) allowed under applicable Environmental Law; and (B) such Cleanup is conducted using the most cost effective methods for investigation, removal, remediation and/or containment consistent with applicable Environmental Law or the requirements of any Governmental Entity having jurisdiction over such Cleanup.

(ii) A Responding Party shall have no responsibility for any Environmental Losses to the extent that such Environmental Loss is incurred: (A) in connection with any capital improvements and repairs and modifications to capital improvements associated with any property; (B) due to any change related to the property after the Closing or arising from the closure or sale of a facility or business, the construction of new structures or equipment, a modification to existing structures or equipment, the excavation or movement of soil, or a change in use of the facilities from manufacturing to any other use, or (C) as a result of any investigation, assessment, study or other remedial action that voluntarily initiated, performed or caused to be performed after the Closing.

(iii) no Claimant shall settle, compromise or otherwise resolve any Environmental Claims raised by a third party without the prior written approval of the Responding Party, even if such Responding Party has expressly declined to direct and control the defense of such Environmental Claim raised by a third party under Section 8.2(b) in which case such approval shall not be unreasonably withheld.

Section 8.3  Taxes.

(a) Tax Indemnification.  The indemnification under Section 8.1 shall, subject to the provisions of this Section 8.3, apply in case of any Loss associated with unpaid Taxes arising in relation to any event, act or omission occurring on or before the Closing Date or in relation to any income, profits or gains earned, accrued or received in any period ending on or before the Closing Date, including Taxes in connection with the Profit and Loss Transfer Agreements, their termination or the non-recognition by the tax authorities for tax transfer purposes, regardless of whether assessed or raised as secondary profit and loss transfer Loss, to the extent such Loss exceeds the amount which has been taken into account as ("Tax Payables") in the Net Asset Value Imbalance pursuant to Section 7.2 of the Master Formation Agreement.  Any payment or set off under this indemnification shall be treated as an adjustment of the transaction values of the Transferred Assets by Ashland or SC, as the case may be.

(b) Time for Payment.  The indemnification under this Section 8.3 shall become due and payable at the same time the respective Tax becomes due and payable for the relevant Group Company, but in no event earlier than fifteen (15) Business Days after Ashland or SC, as the case may be, has received notice from ASK under Section 9.1.

(c) Statute of Limitations.  Any claims under this Section 8.3 shall become time-barred six (6) months after the relevant Tax assessment has become final, binding and non-appealable, or, in case of a secondary profit and loss transfer Loss, six (6) months after the secondary profit and loss transfer Loss has been raised against WD or SKW, and,  or in countries where there is no practice of regular Tax assessments ten (10) years from the Closing Date.

(d) Tax Refunds.  ASK shall pay to Ashland or SC, as the case may be, as an additional portion of the Compensation Payment the amount of Tax Refunds (as defined below) received by any Group Company after the Closing Date and relating to any period prior

(e) to the Closing Date if and to the extent such Tax Refunds exceed the amount which has been taken into account as "prepaid taxes and tax receivables " in the Closing Date Net Asset Values pursuant to Section 7.2(b) of the Master Formation Agreement.  ASK shall notify Ashland or SC, as the case may be, without undue delay in writing of the receipt of the Tax Refund.  Any amount payable to Ashland or SC, as the case may be pursuant to this Section 8.3(d) shall be due and payable within fifteen (15) Business Days after the Tax Refund has been received by the relevant Group Company unless and to the extent Ashland or SC, as the case may be, has not set-off the respective claims against any payment obligation pursuant to this Agreement or the Master Formation Agreement.  If any Tax Refund is reduced after Ashland or SC, as the case may be, has received the benefit of it (e.g. after ASK has paid it to Ashland or SC, as the case may be, or it has reduced, in whatsoever way, a claim of ASK against Ashland or SC, as the case may be), then Ashland or SC, as the case may be, shall pay an amount equal to such reduction to ASK; sentence 3 and 4 of this Section 8.3(d) shall (with regard to the due date of such payment and any default) apply mutatis mutandis.

"Tax Refund" means any repayment of any Tax received by any Group Company and any claim for repayment of any Tax assessed and in favor of any Group Company and paid out by a Tax Authority, in each case relating to any Pre-Closing Period.

(e) Tax Benefits.  In calculating the indemnification under this Section 8.3 payable to ASK or the relevant Group Company, the amount of any indemnified Loss shall be determined without duplication of any other Loss for which an indemnification claim has been made under any other representation, warranty, or agreement and shall be computed net of any Tax benefit of ASK or the relevant Group Company, as the case may be, with respect to such Losses to the extent actually received in the form of a reduction in Taxes otherwise payable by ASK or the relevant Group Company.  If ASK or the relevant Group Company actually receives such a Tax benefit subsequent to the payment of any indemnified Losses, then ASK or the relevant Group Company, as the case may be, shall make a payment within four (4) weeks to either Ashland or SC, as the case may be, if, when and to the extent such Tax benefit is actually received.

(f) Ashland, SC and ASK shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, in preparing and filing all Tax Returns of the Transferred Companies, and in resolving all Tax Contests with respect to all Pre-Closing Periods and Straddle Periods (including by providing appropriate powers of attorney). ASK recognizes that from time to time, after the Closing Date, Ashland and SC may need access to certain accounting and Tax records and information held by the Transferred Companies to the extent such records and information pertain to events occurring on or prior to the Closing Date; therefore, Ashland, SC and ASK agree that, from and after the Closing Date, ASK shall, and shall cause the Transferred Companies to, (a) retain and maintain such records and information until six months after the applicable statute of limitations (taking into account all extensions) with respect to the Tax for which such records or information relate, and (b) allow Ashland and SC (and their agents and representatives) to inspect, review and make copies of such records and information as Ashland and SC or their agents and representatives reasonably request from time to time during normal business hours and after appropriate prior notification.

(g) Ashland, SC and ASK agree and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate in providing Ashland or SC, as the case may be, access to certain accounting and Tax records and information held by the Group Companies, for purposes of preparing Tax Returns, including, but not limited to Tax records and information necessary (i) for filing Internal Revenue Service Form 5471 (Information Return of U.S. Persons With Respect to Certain Foreign Corporations) or Form 8858 (Information Return of U.S. Persons With Respect To Foreign Disregarded Entities) for the Group Companies; (ii) for filing Internal Revenue Service Form 1118 (Foreign Tax Credit-Corporations) and substantiating, through the provision of receipts for Tax payments and Tax Returns, foreign tax credits claimed on Internal Revenue Service Form 1118.

(h) ASK shall deliver a written notice to Ashland and SC in writing promptly following any demand, claim or notice (a "Tax Claim Notice") of commencement of a claim, proposed adjustment, assessment, audit, examination or other suit with respect to Taxes of any of the Transferred Companies for which Ashland or SC may reasonably be expected to be liable hereunder (any of the foregoing, a "Tax Contest") and shall describe therein in reasonable detail (to the extent known by ASK) the facts constituting the basis for such Tax Contest, the nature of the relief sought, and the amount of the claimed Losses (including Taxes), if any, and shall include therewith a copy of any demand, claim, notice or other written evidence of such Tax Contest to the extent that such demand, claim, notice or other written evidence has been received by ASK or any Transferred Company or by any attorney or other agent thereof; provided, that the failure or delay to so notify Ashland or SC will not operate to relieve Ashland or SC of any obligation or liability that Ashland or SC may have to ASK in respect of any such Loss.

(i) With respect to any Ashland Tax Contest for Taxes of any Ashland Transferred Companies for any Pre-Closing Period, Ashland may elect to assume and control the defense or settlement of such Ashland Tax Contest by providing written notice (such notice, an "Ashland Tax Contest Control Notice") to ASK and SC within 30 days after delivery by ASK of the Ashland Tax claim notice. If Ashland provides an Ashland Tax Contest control notice then

Ashland (i) shall bear its own costs and expenses incurred or sustained in connection therewith, (ii) will be entitled to engage its own counsel with respect thereto, and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority, (B) either pay the Tax claimed or sue for refund under circumstances in which applicable Law permits such refund suit or (C) contest, settle or compromise the Ashland Tax Contest in any manner permissible by applicable Law; provided, however, that Ashland shall not settle or compromise (or take any actions described in the foregoing clause (iii) with respect to) any Ashland Tax Contest without the prior written consent of ASK and SC.  If Ashland provides an Ashland Tax Contest control notice then Ashland shall (1) keep ASK and SC reasonably informed of all material developments and events relating to such Ashland Tax Contest, (2) consult with ASK and SC in connection with the defense or prosecution of any such Ashland Tax Contest and (3) provide such cooperation and information as ASK and SC reasonably request in connection with such Ashland Tax Contest.

(ii) With respect to any SC Tax Contest for Taxes of any SC Transferred Companies for any Pre-Closing Period, SC may elect to assume and control the defense or settlement of such SC Tax Contest by providing written notice (such notice, an "SC Tax Contest Control Notice") to ASK and Ashland within 30 days after delivery by ASK of the SC Tax claim notice. If SC provides an SC Tax Contest control notice then SC (i) shall bear its own costs and expenses incurred or sustained in connection therewith, (ii) will be entitled to engage its own counsel with respect thereto and (iii) may (A) pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Tax Authority, (B) either pay the Tax claimed or sue for refund under circumstances in which applicable Law permits such refund suit or (C) contest, settle or compromise the SC Tax Contest in any manner permissible by applicable Law; provided, however, that SC shall not settle or compromise (or take any actions described in the foregoing clause (iii) with respect to any SC Tax Contest without the prior written consent of ASK and Ashland.  If SC provides an SC Tax Contest control notice then SC shall (1) keep ASK and Ashland reasonably informed of all material developments and events relating to such SC Tax Contest, (2) consult with ASK and Ashland in connection with the defense or prosecution of any such SC Tax Contest and (3) provide such cooperation and information as ASK and Ashland reasonably request in connection with such SC Tax Contest.

(iii) In connection with any Tax Contest that relates to Taxes of any of the Transferred Companies for which Ashland or SC do not provide a Tax contest control notice in accordance with Section 8.3(h)) (i) and (ii), ASK shall control the defense and settlement of such Tax Contests (or shall cause the defense and settlement of such Tax Contests to be controlled) in good faith; provided, however, that ASK shall not settle or compromise any such Tax

Contests without the prior written consent of Ashland and SC; provided however, that the consent may not be withheld by either Party without reasonable substantive supporting arguments.

(iv) ASK at its sole expense, shall control the defense and settlement of all Tax Contests that relate to Taxes for any Straddle Period; provided, however, that ASK shall not settle or compromise any such Tax Contest without the prior written consent of Ashland and/or SC; provided however, that the consent may not be withheld by either Party without reasonable substantive supporting arguments.

(v) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Ashland and SC shall not cause or permit the Transferred Companies to make any material Tax elections (except as provided herein), file any material amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender any material right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, or take any other similar action, or omit to take any action relating to the filing of any material Tax Return or the payment of any material Tax; change any annual accounting periods, adopt or change any method of accounting or reverse any accruals (except as required by a change in Law or Applicable GAAP), change the fiscal year, in each case unless agreed to in writing by Ashland and SC.  Notwithstanding the foregoing, (i) the fiscal year of WD and SKW may be changed in order to allow for the termination of the WD Profit and Loss Transfer Agreement and the SKW Profit and Loss Transfer Agreement as contemplated hereunder, and (ii) on or after the Closing Date the Group Companies other than ASK and US LP shall make U.S. federal income tax entity classification elections on Internal Revenue Service Form 8832 at the direction of Ashland, without any further consent of SC or ASK being required, provided such elections would not have a material adverse effect on SC. The elections can be made effective as of or prior to the Closing Date. In addition, at the request of SC, US Limited Partnership shall make an election described in Section 754 of the Code effective for the first taxable year of US Limited Partnership.

Section 8.4  Special Indemnifications.

(a) Ashland shall indemnify and hold harmless, ASK or, at the election of ASK, the relevant Group Company as third party beneficiary without an own right to claim, from and against

(i) any Loss attributable to the actual or alleged non-compliance of Ashland Resinas and/or its activities with applicable zoning law (including, but not limited to, law no. 6031/1988) at its Campinas site in Brazil, provided such non-compliance is asserted by a Governmental Authority and except to the extent such non-compliance results from any extensions activities at the Campinas site beyond the currently conducted by the Group after the Closing Date; Losses under this Section 8.4(a)(i) shall include, but not be limited to, Losses: (a) incurred in connection with Cleanups, (b) related to the curtailment of the business as currently conducted at the Campinas site, the potential partial or total prohibition of operations at and/or closure of the Campinas site and, (c) incurred in connection with, in the event of the partial or total prohibition of operations at and/or closure of the Campinas site, the development and installation of an alternative site in lieu of the Campinas site and/or (d) any related administrative, civil or criminal penalties of any kind (and not only directly related to zoning law); and

(ii) the actual or alleged exposure of individuals (including, but not limited to, employees of Ashland and employees of customers of Ashland) on or prior to the Closing Date to airborne silica which has been produced, processed, used and/or applied in the Ashland Business; provided, that the respective Loss shall be split between Ashland and the Group

(1) in accordance with the ratio the period of the actual or alleged exposure of the respective individual on or prior to the Closing Date (ratio of Loss assigned to Ashland) bears to the period of the actual or alleged exposure of the respective individual after the Closing Date (ratio of Loss assigned to the Group), provided there is reasonable evidence that allows for the establishment of such periods (the duration of employment of the respective individual at the employer and in the function where she or he was actually or allegedly exposed to airborne silica on or prior to the Closing Date (ratio of Loss assigned to Ashland) and after the Closing Date (ratio of Loss assigned to the Group) shall be deemed as reasonable evidence, unless a Party rebuts such presumption by providing reasonable counter-evidence);

and in the absence of evidence of relative periods of exposure

(2) as follows:

Number of Years Commenced following	Ratio of Loss	Ratio of Loss Assigned to the

the Year in which the Closing Date Occurs	Assigned to Ashland	Group
1	n*/(n+1)	1/(n+1)
…2	n/(n+2)	2/(n+2)
…
20	n/(n+20)	20/(n+20)
* Whereas n shall be defined as the number of years in which the business activity giving rise to the Loss was conducted by Ashland.

(b) SC shall indemnify and hold harmless, ASK or, at the election of ASK, the relevant Group Company as third party beneficiary without an own right to claim, from and against any Loss attributable to the lack of the following licenses, registrations, approvals, as the case may be, (the "Lack of License")

(i) at the Mundwa site of AMSC: (A) NOC from Fire Department; (B) Factory License; and

(ii) at the Wadki site of AMSC: (A) NOC from Fire Department; (B) Explosive License for Storage of LPG/HSD/LDO under Explosive Act or Gas Cylinders Rules;

provided, in each case, such Lack of License is asserted by a Governmental Authority.

(c) No rights under this Section 8.4 shall be limited, time barred or restricted by the limitation set forth in ARTICLE VII and ARTICLE VIII, provided however, that any claim under this Section 8.4 shall become time barred 30 years after it has arisen (Anspruch entstanden within the meaning of Sec. 199 German Civil Code (BGB)). Notwithstanding the foregoing, any claims by ASK or any Group Company under (i) Section 8.4(a)(i) shall become time barred on the day the competent Governmental Authority releases a final and non-appealable decree setting forth that Ashland Resinas and its activities as conducted on the Closing Date are in full compliance with all applicable zoning law (including, but not limited to, law no. 6031/1988) and that it will not assert any claims against Ashland Resinas due to its potential non-compliance with applicable zoning law at its Campinas site prior to the release of such decree, and (ii) under Section 8.4(b) shall become time barred on the day the new site of AMSC, which will be opened in lieu of the Mundwa and Wadki site of AMSC, commences its operation, unless any such Loss is attributable to the Lack of License relating to the period prior to such date.

(d) The indemnification provided under this Section 8.4 shall be subject to the third sentence of Section 8.2(b), Section 8.2(g) and Section 8.2(h); the other provisions of Section 8.2 shall not apply with respect to the subject matters contemplated under Section 8.4.

Section 8.5  Missing/Invalid Permits.  Each of Ashland and SC, respectively shall indemnify and hold harmless ASK or, at the election of ASK the relevant Group Company as third party beneficiary without an own right to claim from and against any Losses resulting from or in connection with the lack of a Permit (whether or not set forth in Schedule 6.22 (d)-1) or from the invalidity of or challenge against a Permit (whether or not set forth in Schedule 6.22(d)-2) or failure to comply in all material respects with any such Permit. The foregoing shall not apply with respect to the subject matters contemplated under Section 8.4(a)(i) and Section 8.4(b) of this Agreement and the lack of or the non-compliance with the Permit set forth in Section 6.1(c)(viii) of the Master Formation Agreement. Section 8.1(c) shall apply mutatis mutandis to this Section 8.5.

Section 8.6  Claim against Parent Companies. The provisions of this ARTICLE VIII shall apply mutatis mutandis for the benefit of SC or Ashland and/or the limited partners of US Limited Partnership (each a "Parent Company"), if and to the extent a Parent Company becomes subject to Third Party Claims or Environmental Claims raised by a third party (including claims under any agreement for the sale of the Shares (as defined in Article 11 of the Shareholders' Agreement) to said third party) and against which claims ASK or a relevant Group Company would be indemnified under this ARTICLE VIII.

Section 8.7  No "Double Dip". The Parties are in agreement that where one and the same set of facts (Sachverhalt) qualifies under more than one provision entitling a Party to a claim or indemnification under this Agreement, there shall be only one claim or indemnification. In particular, the foregoing shall apply if one and the same set of facts (Sachverhalt) qualifies under the representations made in ARTICLE VI and under the indemnifications contained in ARTICLE VIII.

Section 8.8  ASK's Indemnification.

(a) ASK shall, and shall procure that the respective Transferee shall, as joint and several debtors, indemnify and hold harmless Ashland and the relevant Ashland

Transferor or SC and the relevant SC Transferor from and against any Losses resulting from or in connection with any Assumed Liability, in particular any default in the fulfillment of an Assumed Liability after the Closing Date.

(b) ASK shall, and shall procure that the respective Transferee shall, as joint and several debtors, indemnify and hold harmless Ashland and the relevant Ashland Transferor or SC and the relevant SC Transferor from and against any Losses resulting from or in connection with any Transferred Liability, in particular any default in the fulfillment of a Transferred Liability after the Closing Date.

(c) The rights of Ashland, the relevant Ashland's Transferors, SC and the SC's relevant Transferor to such indemnification shall be time-barred no earlier than twelve (12) months after the relevant Assumed Liability itself has become time-barred in accordance with the provisions applying to such liability.

ARTICLE IX

PROVISIONS PERTAINING TO BOTH REMEDIES FOR BREACH AND INDEMNIFICATIONS

Section 9.1  Procedures.

(a) If any Party (in such capacity, the "Indemnitee") becomes aware of any facts or circumstances which may reasonably be expected to give rise to a Loss associated with a claim for Breach under ARTICLE VII or for which it may seek indemnification under ARTICLE VIII (other than Environmental Losses, which have separate procedures under Section 8.2(b)), said Indemnitee, in its own name (or, in the case of ASK, on behalf of the relevant Group Company) shall without undue delay, but in any event within ten (10) Business Days, give the Party against whom it is anticipated that such claim will be asserted (in such capacity, the "Indemnitor") written notice of such claim and shall provide the Indemnitor with all documents, other materials, information and assistance reasonably required by the Indemnitor to evaluate such claim.

(b) In the event the Indemnitee becomes aware of a claim by a third party or a Governmental Entity (each, a "Third-Party Claim"), which may reasonably be expected to give rise to a claim for Breach under ARTICLE VII or for which it may seek indemnification under ARTICLE VIII, it shall refrain from making any admission of liability and said Third-Party Claim shall not be compromised, disposed of or settled, without the prior written consent of the Indemnitor.  The Indemnitor shall be entitled at its own discretion to take such action to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such Third-Party Claim (including making counter-claims or other claims against third parties) in the name of and on behalf of the Indemnitee (and in the case that ASK is the Indemnitee, the affected Group Companies concerned) and Indemnitee shall give, and cause its Affiliates to give, all such documents, other materials, information and assistance, as described above, including access to premises and personnel and including the right to examine and copy or photograph any assets, accounts, documents and records for the purpose of avoiding, disputing, denying, defending, resisting, appealing, compromising or contesting any Third-Party Claim as the Indemnitor may request.

(c) Payments under ARTICLE VIII shall become due and payable at the same time the respective payment that constitute the relevant Loss becomes due and payable for the relevant Group Company. For the avoidance of doubt, if a Group Company incurs Losses in connection with defense measures (the "Defense Measure Losses") against a potential Excluded Liability, such Losses also constitute an Excluded Liability. In case the Parties are in disagreement whether or not the Liability triggering Defense Measure Losses constitutes an Excluded Liability or not, Ashland or SC, as the case may be, shall nonetheless indemnify and hold harmless ASK or, at the election of ASK, the relevant Group Company as third party beneficiary without an own right to claim for the Defense Measure Losses, unless it is held by a final and binding arbitral award that the relevant Liability is not an Excluded Liability in which case the Party who made respective indemnification payments shall have the right to request repayment. Defense Measure Losses shall be paid to the relevant Group Company within one month after they have been incurred by the Group Company.

(d) To the extent that in connection with the Third-Party Claim the Indemnitor is in Breach, all costs and expenses reasonably incurred by Ashland or SC in defending such Third-Party Claim shall be borne by Ashland in case of an Ashland Breach or by SC in case of an SC Breach; if it turns out that Ashland or SC are not in Breach, such costs and expenses shall be borne and reimbursed by the relevant Group Company.

Section 9.2  Sole and Exclusive Remedies. Absent fraud, the claims and remedies which any Party may have against the other for Losses associated with Breach or Losses (and as limited by ARTICLE VII, ARTICLE VIII and this ARTICLE IX), shall be the sole and exclusive remedies available to affected Party and any further claims and remedies, irrespective of their nature, amount or legal basis with respect thereto, are hereby expressly waived and excluded, in particular, without limitation, claims under pre-contractual fault (Section 311 para. 2 and 3 German Civil Code), breach of contract or liability in tort, and any right to rescind or otherwise wind-up this Agreement.  The foregoing shall not limit the right of any Party to request specific performance.

Section 9.3  Waiver of Punitive and Consequential Damages.

(a) Pre-Closing Waiver.  Notwithstanding anything to the contrary contained in any other provision of this Agreement, in the event that the Closing does not occur, neither Ashland nor SC shall be required to indemnify, or be liable to, the other Party, ASK or any of their respective Affiliates for punitive damages (as interpreted under U.S. law).

(b) Post-Closing Waiver.  Notwithstanding anything to the contrary contained in any other provision of this Agreement, in the event that the Closing occurs, neither Ashland nor SC shall be required to indemnify the other Party hereunder, ASK or any of their respective Affiliates for any indirect, consequential, special, exemplary (as interpreted under U.S. law) or punitive (as interpreted under U.S. law) damages except for indirect, consequential, special, exemplary (as interpreted under U.S. law) or punitive (as interpreted under U.S. law) damages actually paid to any third party by the Indemnified Party seeking indemnity hereunder.

Section 9.4  General.

(a) Notwithstanding anything to contrary set forth herein, the liability of Ashland under ARTICLE VI and the indemnification provided by Ashland under ARTICLE VIII shall pertain only to the Ashland Business and/or the Ashland Transferred Business Assets and the liability of SC under ARTICLE VI and the indemnification provided by SC under ARTICLE VIII shall pertain only to the SC Business and/or the SC Transferred Business Assets; the liability of Ashland and SC hereunder is several and not joint.

(b) Ashland and SC acknowledge that, while ASK and the Group Companies are expected in most circumstances to be the primary beneficiary of indemnification claims, each of them may also have a Claim against the other under ARTICLE VIII.  It is intended, however, that ASK shall have the primary claim for indemnity in any matter related to the property, assets and liabilities of the Group Companies and that Ashland and SC shall be entitled to indemnification compensation only to the extent either of them or any of their respective Affiliates (other than ASK or any Group Company) suffers a direct Loss, as opposed to indirect harm, as a result of Losses or claims with respect to the Transferred Business.

(c) In pursuing claims hereunder, ASK shall act in good faith and shall treat Ashland and SC fairly (including decisions with respect to whether to pursue a claim and the pursuit of such claim) with respect to all such claims.  ASK shall also use best efforts that are (i) consistent with reasonable commercial practices and (ii) prudently protective of human health and the environment in light of all known and reasonably suspected facts and conditions to assure the fair and equitable treatment of Ashland and SC with respect to all matters that are the subjects of ARTICLE VII and ARTICLE VIII.

ARTICLE X

TERMINATION OF ASHLAND GROUP FINANCING

Section 10.1  Profit Distribution.  Ashland shall have the right to all distributable profits generated by the Ashland Transferred Companies until the Closing Date (including).

ARTICLE XI

TERMINATION OF SC GROUP FINANCING

Section 11.1  Profit Distribution.  SC shall have the right to all distributable profits generated by the SC Transferred Companies until the Closing Date (including).

Section 11.2  Termination of Profit and Loss Transfer Agreements.

(a) WD Profit and Loss Transfer Agreement.  SC and WD have entered into a profit and loss transfer agreement, dated as of April 24, 2008 (the "WD Profit and Loss Transfer Agreement").

(i) Termination.  SC shall procure that the WD Profit and Loss Transfer Agreement is terminated effective as of Closing.  Any profits and losses of WD generated through the Closing Date belong to or are to be borne by SC.  Payments due under the WD Profit and Loss Transfer Agreement shall be made on the Payment Date as shown in the respective financial statements of the stub fiscal year to be established by WD ending as of the Closing Date.  SC shall indemnify and hold harmless ASK, and, at the election of ASK, WD from any negative tax consequences arising in connection with or from the non-compliance of SC with the obligation to make WD establish a stub fiscal year ending as of the Closing Date.

(ii) ASK Indemnification.  Subject to the occurrence of the Closing Date, SC shall indemnify and hold harmless ASK or, at the election of ASK, WD from any claim of SC against WD arising under or in connection with the WD Profit and Loss Transfer Agreement, including claims for outstanding profit distributions for previous business years.

(iii) Overpayments.  Subject to the occurrence of the Closing Date,

(1) SC shall reimburse WD for overpayments made by WD to SC or for payments which SC should have made (but did not make) to WD under the Profit and Loss Transfer Agreement;

(2) ASK shall cause WD to reimburse SC for overpayments made by SC to WD or for payments which SC should have made (but did not make) to WD under the Profit and Loss Transfer Agreement should financial statements of WD for financial years relating to periods ending on or prior to the Closing Date be incorrect and as a result thereof such overpayments or payments will be required  to be made.

(b) SKW Profit and Loss Transfer Agreement.  SCF and SKW have entered into a profit and loss transfer agreement, dated as of September 24, 2004 (the "SKW Profit and Loss Transfer Agreement").

(i) Termination.  SC shall procure that the SKW Profit and Loss Transfer Agreement is terminated effective as of Closing.  Any profits and losses of SKW generated through the Closing Date belong to or are to be borne by SCF.  All payments due under the SKW Profit and Loss Transfer Agreement shall be made on the Payment Date as shown in the respective financial statements of the stub fiscal year to be established by SKW ending as of the Closing Date.  SC shall indemnify and hold harmless ASK, and, at the election of ASK, SKW from any negative tax consequences arising in connection with or from the non-compliance of SCF with the obligation to make SKW establish a stub fiscal year ending as of the Closing Date.

(ii) ASK Indemnification.  Subject to the occurrence of the Closing Date, SC shall indemnify and hold harmless ASK or, at the election of ASK, SKW from any claim of SCF against SKW arising under or in connection with the SKW Profit and Loss Transfer Agreement, including claims for outstanding profit distributions for previous business years.

(iii) Overpayments.  Subject to the occurrence of the Closing Date,

(1) SC shall reimburse SKW for overpayments made by SKW to SCF or for payments which SCF should have made (but did not make) to SKW under the Profit and Loss Transfer Agreement;

(2) ASK shall cause SKW to reimburse SC for overpayments made by SCF to SKW or for payments which SCF should have made (but did not make) to SKW under the Profit and Loss Transfer Agreement should financial statements of SKW for financial years relating to periods ending on or prior to the Closing Date be incorrect and as a result thereof such overpayments or payments will be required  to be made.

Section 11.3  Settlement of SC Cash Pool Agreements.

SC is operating a cash pool arrangement (the "SC Cash Pool") pursuant to which the balances on the SC Cash Pool Accounts (as defined below) of the SC Cash Pool Participants (as defined below) are set to zero on a daily basis by physical fund transfers between the SC Cash Pool Participants and SC (the "SC Cash Pool Agreement").  Amongst others, ASK and certain Group Companies are participants in the SC Cash Pool.

SC shall procure that the participation of ASK and any other Group Company that participates in the SC Cash Pool Agreement (together the "Cash Pool Participants") shall be terminated with economic effect one Business Day prior to the Scheduled Closing Date (the "Cash Pool Termination Date").

All borrowings and lendings (including any interest accrued thereon) between SC and the Cash Pool Participants under the SC Cash Pool Agreement shall be netted, by way of set-off, as of the Cash Pool Termination Date. On the Payment Date, the net amount of such balance (including any interest accrued) shall be paid

(a) by SC to ASK, if such net amount is a receivable of the Cash Pool Participants; or

(b) by ASK to SC, if such net amount is a receivable of SC.

Section 11.4  Termination of Shareholder Loans.

All intercompany loans granted by SC and/or SCF to any of the SC Transferred Companies or vice-versa shall be terminated with effect of the Scheduled Closing Date and repaid to the respective lenders on the Payment Date.

Section 11.5  Payments .

All payments due under this Section 11 shall be made within three Business Days after they have been determined by SC (the "Payment Date") and the Parties will procure that the respective payments will be made. SC shall promptly and the Parties shall procure that the Group will assist SC to promptly after the Closing Date determine the payments to be made under this Section 11, provided however, that any payments to be made under Section 11.2 will not be determined prior to the date on which the Closing Date Balance and Net Asset Values

Statement (as defined in the Master Formation Agreement) has become final and binding in accordance with Section 7.4 of the Master Formation Agreement.

ARTICLE XII

MISCELLANEOUS

Section 12.1  Miscellaneous .  Articles XI (Confidentiality), XII (Notices) and XIII (Miscellaneous) of the Master Formation Agreement shall apply respectively for this Agreement.

Section 12.2  Survival of Rights and Obligations in case of a Change of Control .  The Parties are in agreement that any and all rights and obligations the Parties may have under this Agreement shall survive and not be affected by any direct or indirect change in the ownership of the interest (including by way of transfer, issuance or redemption of shares) in ASK and/or US Limited Partnership (including, for the avoidance of doubt, the transfer of 100% of the Parties' interest in ASK and/or US Limited Partnership).

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

The Fees for the notarization of this Agreement shall be borne by Ashland Inc. and Süd-Chemie AG one half each.

In witness thereof this Notarial Deed has been read aloud to the persons appearing by the Notary Public or in presence of the officiating Notary Public, approved by the persons appearing and signed by them in their own handwriting:

/s/  Mark A. Stach

/s/ Ulrich Müller

/s/ Thiemo Heinzen

/s/ Prof. Dr. Dieter Mayer, Notary